                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          Maxicare Health Plans, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                       [LOGO] MAXICARE HEALTH PLANS, INC.
                           1149 SOUTH BROADWAY STREET
                         LOS ANGELES, CALIFORNIA 90015

Dear Maxicare Shareholder:

     Recently, Paul Dupee ("Dupee"), who purports to hold 1.6% of the outstanding shares of the Company along with two foreign funds holding 2.9% of the outstanding shares, without any warning or prior consultation with the Company, commenced a hostile consent solicitation to, among other things, seize control of the Company by adding ten new members to the Board of Directors. Dupee indicated that the reason he and his associates want to seize control of the Company, without first paying for it, is in order to immediately pursue the sale of the Company or its assets. Your Board believes that Dupee's proposals are improper, unnecessary, coercive, disruptive and damaging, not only to shareholders, but to the Company's current and future relationships with valued employer groups, members and providers.

     Dupee has taken these actions despite the fact that he concedes that he is unaware of any specific transaction that may have been or is presently being considered by the Board. In addition, he does not explain why the current Board members, all of whom have been elected by shareholders at past annual shareholders meetings, would not be in a far better position to pursue and evaluate the best strategic means to maximize shareholder value, including any potential business combinations. Dupee has not suggested any substantive plan to enhance shareholder value or how he would go about a potential business combination. Instead, he proposes to hang a "For Sale" sign out the window and hope for the best. The Board believes that such a public announcement would disrupt and damage the Company's ongoing operations and would also impede implementation of other strategic initiatives and ultimately diminish the value which might be obtained from such hypothetical sale. His proposals are nothing more than an attempt to take over the Company without purchasing it from the other shareholders.

     Further, Dupee has not suggested why he felt it necessary to commence this hostile takeover attempt, complete with litigation in state and Federal courts. Dupee took these actions without first considering whether the public announcement of his intent to sell the Company could adversely affect the business and operations of the Company. None of his nominees appear to have any experience with the business or operations of HMOs in the markets in which the Company operates.

     While Dupee claims that he is seeking to enhance shareholder value, he is at the same time seeking to protect his own self-interest and line his own pocketbook. Not only does he seek to have the Company reimburse him for the costs of his consent solicitation and litigations if he is successful, but he will be seeking compensation (in an undisclosed amount) for overseeing the sale or liquidation of the Company's businesses.

     You should consider whether Dupee and his associates are really seeking to maximize shareholder value rather than generating short-term trading profits for themselves. As of March 19, 1998, the two foreign investment funds participating in Dupee's solicitation had outstanding put options which they had sold for 130,000 shares of the Company's stock exercisable at prices ranging from $12.50 to $17.50 per share. Subsequently, all but 25,000 of the put options were closed out and a participating shareholder sold call options for 105,000 shares. You should consider whether you want the Company's ultimate fate to be controlled by parties who have demonstrated a short-term and speculative trading mentality with respect to the Company's stock.

     You should also consider what you know and don't know about Dupee and his associates. In 1971, Dupee was charged by the Securities and Exchange Commission (the "SEC") with violations of the anti-fraud provisions of Federal securities laws. Dupee settled this matter by way of a 1974 consent decree barring him from future violation of Federal securities laws. As a result of the consent decree, Dupee was barred from serving as an officer or director of a registered investment company until 1980. In October 1995, Claudia Perkins along with Christopher Mills, Dupee nominees, were involved on behalf of J.O. Hambro in another unsuccessful attempt to seize control of the Board of the U.K.-based footcare company Scholl. Neither the relationship between J.O. Hambro and the nominees nor the existing relationships among the Dupee nominees has been fully explained by Dupee.

     The Company's current Board consists of six directors, five of whom are independent outside directors without any conflicts of interest. The Board's sixth current director is me. The primary interest of all of the current directors has always been and continues to be maximizing shareholder value. Accordingly, the Board believes that shareholders will derive no benefit by adding ten new directors who have been nominated by a small shareholder. Indeed, such actions would only serve to increase costs and difficulties in the efficient operation and governance of the Board of Directors.

     Dupee's actions clearly indicate that he does not care that this Board has always diligently sought to protect shareholder interests. In December of 1997, the Board did not hesitate to take decisive actions and implement a management restructuring after the Company's disappointing results in 1997. These actions were taken despite the fact that the Company was profitable during the three prior years. Commencing in January of this year, the Board has been supervising management's evaluation of the Company's businesses and operations with a view toward streamlining operations and enhancing and focusing on those operations which have generated substantially all of the Company's growth and profitability in recent years. The Board believes that putting the Company up for sale at this time, before the Board has had an opportunity to complete its implementation of the operational and business restructuring of the Company, would not be in the best interest of shareholders. Furthermore, given the Company's disappointing results last year, the general decline in the value of many HMO stocks over the last two years (including those with significant operations in California), the damage that Dupee's actions will cause to the Company's business and operations and the "fire sale" mentality that Dupee seems intent on fostering, it is highly unlikely that the Company could maximize shareholder value through a sale at this time.

     In connection with Dupee's attempt to seize control of the Company, he has filed litigations in state and Federal courts in Delaware. In light of Dupee's actions, the Board has been forced to take certain measures to protect the Company and its shareholders. On March 30, 1998 the Company filed a response to Dupee's state and Federal lawsuits denying his allegations and asserting a number of counterclaims against Dupee. In addition, to avoid Dupee's attempt to circumvent provisions contained in the Company's Certificate of Incorporation with respect to a staggered board, the Board has implemented certain Bylaw amendments. These amendments will automatically terminate in the event that the Company's shareholders do not approve them by the adjournment of the Company's 1999 annual meeting of shareholders. These amendments are not intended to entrench the current Board or management, but rather to protect existing provisions of the Certificate of Incorporation against inconsistent Bylaw amendments and actions such as those being proposed by Dupee.

     In summary, your Board believes that Dupee's proposals are nothing more than a brazen attempt to seize control of your Company without paying for it through a coercive and disruptive two-step plan, firstly by taking over the Board and secondly by attempting to sell the Company. The responsibility of maximizing value for shareholders should not be entrusted to Dupee and his unqualified nominees, who have no specific plans for the Company in mind other than a public "fire sale".

     YOUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN THE GOLD CONSENT CARD SOLICITED BY DUPEE.

     IF YOU HAVE ALREADY SIGNED THE GOLD CONSENT CARD YOU CAN REVOKE YOUR CONSENT BY SIGNING THE WHITE REJECTION/REVOCATION CARD. THE COMPANY URGES YOU TO READ AND CONSIDER ITS SOLICITATION MATERIAL BEFORE MAKING YOUR DECISION ON THIS MATTER. TO REJECT OR REVOKE DUPEE'S PROPOSALS REMEMBER TO SIGN AND DATE THE WHITE REJECTION/REVOCATION CARD AND MAIL TO D.F. KING IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          Sincerely,

                                          [SIGNATURE]

                                          Peter J. Ratican
                                          Chairman of the Board and Chief
                                          Executive Officer

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL.....................................................     1
CONSENT PROCEDURE AND REJECTION/REVOCATION CONSENTS.........     2
OUTSTANDING SHARES AND VOTING RIGHTS........................     3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................     6
DISCUSSION OF THE BOARD'S POSITION AGAINST THE DUPEE
  PROPOSALS.................................................     9
PARTICIPANTS IN THE SOLICITATION............................    15
INFORMATION REGARDING ELECTION OF DIRECTORS.................    16
EXECUTIVE OFFICERS OF THE COMPANY...........................    18
EXECUTIVE COMPENSATION......................................    19
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................    26
THE 1997 BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION..............................................    26
COMPARISON OF CUMULATIVE TOTAL RETURN GRAPH.................    30
BUSINESS OF THE COMPANY.....................................    30
MARKET FOR THE COMMON STOCK.................................    31
SELECTED FINANCIAL DATA.....................................    32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    33
COST AND METHOD OF SOLICITATION.............................    35
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS...................    36
SUMMARY OF SHAREHOLDERS' RIGHTS PLAN........................    36
ADDITIONAL INFORMATION......................................    39
FINANCIAL STATEMENTS........................................   F-1
EXHIBIT A...................................................   A-1

PRELIMINARY CONSENT SOLICITATION MATERIALS SUBJECT TO COMPLETION DATED APRIL 7,
                                      1998

                          MAXICARE HEALTH PLANS, INC.
                           1149 SOUTH BROADWAY STREET
                         LOS ANGELES, CALIFORNIA 90015

                          MAXICARE HEALTH PLANS, INC.
                       REJECTION/REVOCATION SOLICITATION
                                    AGAINST
                      THE PROPOSALS OF PAUL R. DUPEE, JR.

                                    GENERAL

     This Rejection/Revocation Solicitation and the accompanying WHITE Rejection/Revocation Card are being furnished to the holders of outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Maxicare Health Plans, Inc., a Delaware corporation ("Maxicare" or the "Company") as of the close of business on March 19, 1998 (the "Record Date") by the Board of Directors of the Company (the "Board") in opposition to the solicitation by Paul R. Dupee, Jr. ("Dupee") of written consents of shareholders of the Company (the "Dupee Consent Solicitation") to enact certain proposals as discussed below (the "Dupee Proposals"). For reasons discussed below the Board is unanimously opposed to the Dupee Proposals and is soliciting the WHITE REJECTION/REVOCATION CARDS from shareholders of the Company to REJECT the Dupee Proposals and to REVOKE all prior consents (the "Rejection/Revocation Solicitation").

     The Dupee Proposals are as follows:

     Proposal 1. To repeal any amendments to the Company's Bylaws adopted by the
                 Board since February 1, 1998 ("Dupee Proposal to Repeal Bylaw Amendments");

     Proposal 2. To amend Article III, Section 2 of the Company's Bylaws through the addition of 10 new directors, increasing the number of directors eligible to serve on the Board to 17 and to confirm that the existing Bylaw provisions of Article II, Section 14 are not applicable to the Dupee Consent Solicitation ("Dupee Proposal to Increase Board"); and

     Proposal 3. To fill the new directorships created by the increase in the
                 Board with the ten nominees proposed by Dupee (the "Dupee Nominees") ("Dupee Proposal to Elect Nominees").

     The Board urges shareholders to REJECT the Dupee Proposals 1, 2 and 3 and REVOKE all prior consents, and is hereby soliciting WHITE REJECTION/REVOCATION CARDS from shareholders in connection therewith. The Board unanimously believes that the Dupee Proposals are improper, unnecessary, coercive, disruptive and damaging to the Company and its shareholders and, if enacted, would adversely affect shareholder value.

     The Dupee Proposals 1 and 2 seek to repeal the Bylaws adopted by the Board since February 1, 1998 and to amend the Bylaws so that the size of the Board can be increased to 17 members. If those Dupee Proposals are adopted, Dupee then seeks to have his slate of 10 nominees (which would constitute a majority of the Board) elected to the Board. The Board believes that the Dupee Proposals are improper since they violate the provisions of Article II, Section 14 of the Bylaws, regarding qualifications for nominees for election as directors and actions on shareholder proposals. In addition, they are improper because they clearly seek to negate provisions of Delaware law and the Company's Certificate of Incorporation (the "Certificate") which expressly allow the Board to amend its Bylaws.

     The Board believes that Proposal 2 to amend the Bylaws to increase the size of the Board by 10 directors is invalid under Delaware law because it conflicts with ARTICLE SIXTH of the Certificate which provides for a staggered Board. In connection with this attempt by Dupee to undercut ARTICLE SIXTH, the Board has adopted certain amendments to the Bylaws which limit increasing the size of the Board by shareholders to Bylaw amendments approved by shareholders representing not less than 80% of the shares entitled to vote. The amendment to the Bylaws also provides that an affirmative vote of not less than 80% of the shares entitled to vote would be required to amend the foregoing provisions. These Bylaw provisions will terminate at the close of the Company's 1999 annual meeting unless the shareholders approve them by a majority vote of the shares entitled to vote.

     The Company's current Board consists of six directors, five of whom are independent outside directors without any conflicts of interest with the Company. The Board's sixth director, Mr. Peter J. Ratican, the Company's Chief Executive Officer, is incentivized to align his interest with those of shareholders through the terms of his employment agreement. The Board clearly recognizes its fiduciary obligations to maximize shareholder value and takes this responsibility very seriously. The primary interest of all of the current directors has always been and continues to be maximizing shareholder value. The Board believes that shareholders would not derive any benefits by adding ten new directors to the Board. Indeed, such action would only serve to increase costs and impede the efficient functioning of the Board and the operation of the Company.

     Dupee, through the Dupee Proposals and the litigations he filed in state and Federal courts in Delaware, is seeking to seize control of the Company even though he and his group own less than 5% of the Common Stock. The avowed purpose of his takeover is to seek to effectuate the immediate sale of the Company or its assets. The Board believes that this "fire sale" mentality would not only disrupt and damage the Company's ongoing operations but would also impede implementation of other strategic initiatives and diminish the value which could ultimately be obtained from such sale.

     The Board also believes that shareholders should reject Dupee's third proposal, the Dupee Proposal to Elect Nominees. The Board questions both the motivations and the qualifications of Dupee and his nominees. Dupee did not communicate with the Company to express his concerns, nor discuss his or the Company's strategic plans prior to initiating the Dupee Consent Solicitation or filing his lawsuits; nor has he engaged in a meaningful dialogue with the Company since commencing these actions. He has not articulated any coherent strategic plan for either selling the Company or operating it. Furthermore, the Dupee Nominees have little health care experience and none in the HMO business in the markets where the Company operates.

     The Board unanimously urges the shareholders to REJECT the Dupee Proposals and REVOKE all prior consents.

     The mailing address of the Company is 1149 South Broadway Street, Los Angeles, California 90015. The approximate date on which the
Rejection/Revocation Solicitation and form of WHITE REJECTION/REVOCATION CARD
are being mailed to the stockholders is April   , 1998.

              CONSENT PROCEDURE AND REJECTION/REVOCATION CONSENTS

     Under Section 228 of the General Corporation Law of Delaware (the "DGCL"), unless restricted by a Delaware corporation's certificate of incorporation, shareholders of a corporation may take any action that may be taken at any annual or special meeting of shareholders, without a meeting, without prior notice and without a vote, if within sixty (60) days of the date the first consent setting forth the action to be taken is delivered (which shall be deemed the record date), consents in writing, signed and dated by holders of outstanding shares having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Special provisions apply to electing directors by written consent without an annual meeting. In order for any of the Dupee Proposals to pass, holders of the required percentage of the outstanding shares of Common Stock as of the Record Date (March 19, 1998) must deliver on or before May 18, 1998 valid written consents voted for such Dupee Proposals. See "Outstanding Shares and Voting Rights".

     The Company's Certificate does not restrict the right of the Company's shareholders to take action by written consent. Section 228 of the DGCL states that "any action which may be taken at any annual or special meeting of stockholders . . . " may be taken by written consent. The Company's Bylaws specify qualifications for directors and limitations on what actions may be taken at an annual or special meeting.

     A written consent by a shareholder may be revoked with the respect to any of the Dupee Proposals at any time until the earlier of (i) the Company's receipt of the votes necessary to adopt any such Dupee Proposal or (ii) May 18, 1998, by executing, dating and delivering a written revocation specifically revoking a prior written consent or delivering a later-dated written consent to the Company.

     TO BE VALID UNDER DELAWARE LAW A WRITTEN CONSENT MUST BE DATED. To be valid, written consents must be received by the close of business on May 18, 1998 at the principal office of the Company at 1149 South Broadway Street, Los Angeles, California 90015, or at the Company's registered agent in Delaware, CT Corporation System, at 1209 Orange Street, Wilmington, Delaware 19801; provided, however, if written consents are sent to the registered agent in Delaware, they must be hand delivered or sent by registered or certified mail.

     The Board is soliciting a REJECTION of the Dupee Proposals and REVOCATION of all prior consents.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     There were 17,925,381 shares of Common Stock of the Company outstanding as of March 19, 1998, the Record Date for the Dupee Proposals. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share of Common Stock then held on each of the Dupee Proposals.

PROPOSAL 1 -- DUPEE PROPOSAL TO REPEAL BYLAW AMENDMENTS

     Dupee Proposal 1 proposes to repeal any amendments to the Bylaws adopted by the Board since February 1, 1998. Under the Bylaws that existed on February 1, 1998, except for Article II, Section 3 (dealing with special meetings of shareholders) and Article IX, Sections 1 and 2 (dealing with Bylaw amendments by shareholders and the Board, respectively) which require an affirmative vote of not less than 80% of the shares entitled to vote, the Bylaws may be amended or repealed by the holders of a majority of the outstanding shares by written consent. On March 28, 1998, the Board amended Article III, Section 2 of the Bylaws to increase the vote necessary for shareholders to change the authorized number of directors from a majority to not less than 80% of the shares entitled to vote and Article IX, Section 1 to require the affirmative vote of not less than 80% of the outstanding shares entitled to vote to amend Article III,
Section 2 or Article II, Section 14 (discussed below). These amendments are designed to protect the staggered board structure provided for in the Certificate. Such amendments also protect the existing Bylaw provisions of
Article II, Section 14 which provide for qualifications for directors and requirements for presentation of shareholder proposals. These amendments to the Bylaws further provide that they will terminate unless they are approved by a majority vote of the shareholders by the close of the 1999 annual meeting of shareholders. Dupee Proposal 1 seeks to invalidate these Bylaw amendments. For reasons discussed herein, the Board believes this to be an improper attempt to invalidate authorized Board actions.

     Accordingly, the Board believes that in order for the Bylaw Repeal Proposal to pass, the written consent of not less than 80% of the shares entitled to vote is required. Prior to such amendments, only a majority vote was required, except for Article II, Section 3 and Article IX, Sections 1 and 2. The effect of the recent Bylaw amendments is to make it harder for shareholders to circumvent the staggered board provision of the Certificate and the director qualification and shareholder proposal requirements of the Bylaws by increasing the size of the Board, and thus, effecting a change of control through election of a majority of the directors without compliance with current requirements.

PROPOSAL 2 -- DUPEE PROPOSAL TO INCREASE BOARD

     Dupee Proposal 2 proposes to amend Article III, Section 2 of the Bylaws to add 10 new directors, thereby increasing the authorized number of directors on the Board to 17. Under the Bylaws, as recently amended, Dupee Proposal 2 may be enacted by the written consent of holders of more than 80% of the shares entitled to vote. Prior to the recent amendment to Article III, Section 2, which Dupee Proposal 1 seeks to invalidate, only a majority vote was required.

PROPOSAL 3 -- DUPEE PROPOSAL TO ELECT NOMINEES

     If Dupee Proposal 2 passes, Dupee Proposal 3 proposes to fill the directorships created by the increase in the number of authorized directors with the Dupee Nominees. Under the Certificate and the Bylaws, as amended, the holders of a majority of the outstanding shares entitled to vote may fill such directorships by written consent. The Company believes that Article II, Section 14 sets forth certain director qualification and shareholder proposal requirements. Dupee has not followed these requirements, and accordingly, the Company believes that even if Dupee Proposal 2 is approved, his nominees will not be eligible to serve as directors. Dupee recognizes the requirements of
Article II, Section 14 because he proposes in Dupee Proposal 2 to amend such Bylaw provision to specifically state that such qualification requirements do not apply to shareholder action by written consent. See "Information Regarding Election of Directors".

VOTES REQUIRED

     The Board believes that the Bylaws, as amended, will require that Dupee Proposals 1 and 2 obtain written consents of not less than 80% of the outstanding shares entitled to vote or 14,340,305 shares. Dupee contends that a majority of the outstanding shares entitled to vote or 8,962,691 shares are necessary to approve Dupee Proposals 1 and 2.

     The Board also contends that Dupee has not complied with Article II,
Section 14 of the Bylaws and thus, the Dupee Nominees have not been properly nominated and will not be eligible to serve as directors. Dupee states that
Article II, Section 14 does not apply to shareholder action by written consent. Adoption of Dupee Proposal 3 will require the affirmative vote of a majority of the outstanding shares entitled to vote or 8,962,691 shares. If the Dupee Proposals 1 and 2 obtain a majority vote but less than 80%, Dupee may seek to invalidate the recent Board amendments and to pursue his current Delaware state court lawsuit that the Dupee Proposals are valid. See "Discussion of the Board's Position Against the Dupee Proposals -- Litigation Initiated by Dupee Against the Company and the Board".

     Section 228 of the DGCL requires that actions by written consent be approved by written consent from the holders of outstanding shares having not less than the minimum number of votes necessary to take such action at a meeting of shareholders at which all shares were present and voting. Unless the arrangement between the broker and the beneficial owner provides to the contrary, brokers who hold shares in street name may only vote these shares or consent upon receipt of instructions from the beneficial holder thereof. Accordingly, brokers that do not receive instructions will not be entitled to vote on or consent to the Dupee Proposals. Shares which are not voted for Dupee Proposals, including, "broker non-votes," and abstentions will have the same effect as a no vote or vote against the Dupee Proposals. The Certificate does not provide for cumulative voting.

     There were 18,627 holders of record of the Company's Common Stock as of the Record Date. As of the Record Date, the Company held 7,575 shares of Common Stock as disbursing agent for the benefit of creditors and holders of interests and equity claims ("Plan Shares") under the Company's 1990 Plan of Reorganization ("Reorganization Plan"). Pursuant to the terms of such Reorganization Plan, the Plan Shares will be voted by the Company's Independent Directors, as defined in the Reorganization Plan, on each of the Dupee Proposals. The Independent Directors, Ms. Courtright and Messrs. Brinegar, Lewis, Field and Manne have indicated that they intend to vote the Plan Shares to REJECT the Dupee Proposals. The Plan Shares will be disbursed pursuant to the Reorganization Plan or retired.

     WHITE REJECTION/REVOCATION CARDS SHOULD BE DELIVERED AS PROMPTLY AS POSSIBLE, BUT NO LATER THAN MAY 18, 1998 BY MAIL (USING THE ENCLOSED ENVELOPE) TO THE COMPANY'S REJECTION/REVOCATION SOLICITOR, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, OR BY FAX (212) 809-8839.

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE REJECTION/ REVOCATION CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. If your shares are held in "street name", the record owner or nominee must either: (i) execute the WHITE REJECTION/REVOCATION CARD for your shares and deliver it to you for completion, dating and delivery or (ii) complete, date and deliver it but only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to date, execute, vote and deliver the WHITE REJECTION/REVOCATION CARD as soon as possible to reject the Dupee Proposals and revoke all prior consents.

     THE BOARD URGES YOU NOT TO SIGN ANY WRITTEN CONSENT CARD SENT TO YOU BY DUPEE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED CONSENT BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED WHITE REJECTION/REVOCATION CARD IN THE ENCLOSED ENVELOPE. TIME IS OF THE ESSENCE. RETURN YOUR WHITE REJECTION/REVOCATION CARD AS SOON AS POSSIBLE.

     IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL MAXICARE'S REJECTION/REVOCATION SOLICITOR, D. F. KING & CO., INC. TOLL FREE AT (800) 848-3374 OR CALL COLLECT AT (212) 269-5550.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of the outstanding shares of Common Stock owned beneficially as of the Record Date, March 19, 1998 by each director, by the Company's Chief Executive Officer, by the four other most highly compensated executive officers other than the CEO named in the Summary Compensation Table who were executive officers of the Company as of the Record Date, by all directors and executive officers as a group, and by each person who, to the knowledge of the Company, beneficially owned more than 5% of any class of the Company's voting stock on such date.

                                                                AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                                           PERCENTAGE
                                                                               OF
                                                                COMMON       COMMON
            NAME AND ADDRESS OF PERSON OR GROUP                STOCK(2)     STOCK(3)
            -----------------------------------               ----------   -----------
Heartland Advisors, Inc.(4).................................  3,312,000       18.5%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
Morgan Stanley, Dean Witter,(5).............................  2,040,010       11.4%
Discover & Co
  1585 Broadway
  New York, New York 10036
Miller Anderson & Sherrerd LLP(5)...........................  1,957,500       10.9%
  1 Tower Bridge, Suite 1100
  West Conshohocken, Pennsylvania 19428
Snyder Capital Management, L.P.(6)..........................  1,804,100       10.1%
  Snyder Capital Management, Inc.
  and Alan Barry Snyder
  350 California Street, Suite 1460
  San Francisco, Ca 94104
Franklin Resources, Inc.,...................................  1,789,197       10.0%
Charles B. Johnson and
Rupert H. Johnson, Jr.(7)
  777 Mariners Island Boulevard
  San Mateo, California 94404 and
Franklin Mutual Advisers, Inc.(7)
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078
Jenswold, King and Associates, Inc.(8)......................    992,270        5.5%
  Two Post Oak Central
  1980 Post Oak Boulevard
  Suite 2400
  Houston, Texas 77056
Peter J. Ratican(9).........................................    633,026        3.5%
  1149 South Broadway Street
  Los Angeles, California 90015
Richard A. Link(10).........................................     70,025          *
  1149 South Broadway Street
  Los Angeles, California 90015
Randall D. Anderson(11).....................................     30,024          *
  1149 South Broadway Street
  Los Angeles, Ca 90015
Thomas W. Field, Jr.(12)....................................     30,000          *
  c/o Field & Associates
  4667 MacArthur Blvd.
  Newport Beach, CA 92660
Claude S. Brinegar(12)......................................     24,000          *
  P.O. Box 4346
  Stanford, CA 94309

                                                                AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                                           PERCENTAGE
                                                                               OF
                                                                COMMON       COMMON
            NAME AND ADDRESS OF PERSON OR GROUP                STOCK(2)     STOCK(3)
            -----------------------------------               ----------   -----------
Florence F. Courtright(13)..................................     20,000          *
  626 North Foothill Road
  Beverly Hills, CA 90210
Alan S. Manne(13)...........................................     15,000          *
  834 Esplanada Way
  Stanford, CA 94305
Charles E. Lewis(14)........................................     10,018          *
  10833 La Conte Avenue, Room 61-236
  Los Angeles, CA 90024
Alan D. Bloom(15)...........................................      4,577          *
  1149 South Broadway Street
  Los Angeles, California 90015
All Directors and Executive Officers as a Group (14
  persons)(16)..............................................  1,002,060        5.4%

---------------
  * Less than one percent

 (1) Except as otherwise set forth herein, all information pertaining to the holdings of persons who beneficially own more than 5% of any class of the Company's voting stock (other than the Company or its executive officers and directors) is based on filings with the Securities and Exchange Commission ("SEC") and information provided by the record holders.

 (2) In setting forth "beneficial" ownership, the rules of the SEC require that shares underlying currently exercisable options, including options which become exercisable within 60 days, held by a described person be treated as "beneficially" owned and further require that every person who has or shares the power to vote or to dispose of shares of stock be reported as a "beneficial" owner of all shares as to which any such sole or shared power exists. As a consequence, shares which are not yet outstanding are, if obtainable upon exercise of an option which is exercisable or will become exercisable within 60 days, nevertheless treated as "beneficially" owned by the designated person, and several persons may be deemed to be the "beneficial" owners of the same securities if they share the power to vote or dispose of them.

 (3) Assumes 17,925,381 shares of Common Stock outstanding, and, with respect to each listed beneficial owner, the exercise or conversion of any option or right held by each such owner exercisable or convertible within 60 days.

 (4) Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. All shares are held in various investment advisory accounts of Heartland Advisors, Inc. These beneficial owners have sole voting power with respect to 3,142,500 shares and sole dispositive power with respect to 3,312,000 shares. The above information presented in regards to the beneficial ownership of Common Stock by Heartland Advisors, Inc. is based upon a Schedule 13G filed by Heartland Advisors, Inc. with the SEC on February 3, 1998.

 (5) Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Morgan Stanley has shared voting power with respect to 1,797,532 of these shares and shared dispositive power with respect to 2,040,010 of these shares. The above information presented in regards to the beneficial ownership of Common Stock is based upon a Schedule 13G filed by Morgan Stanley and Miller Anderson & Sherrerd LLP with the SEC on February 13, 1998.

     Miller Anderson & Sherrerd LLP is an investment adviser registered under
     Section 203 of the Investment Advisors Act of 1940. Miller Anderson & Sherrerd LLP is a wholly-owned subsidiary of Morgan Stanley and Miller Anderson & Sherrerd LLP has shared voting power with respect to 1,729,400 of these shares and shared dispositive power with respect to 1,957,500 of these shares (all shares of Miller Anderson & Sherrerd LLP are also included in the beneficial ownership disclosures attributed to Morgan Stanley in the preceding paragraph). The above information presented in regards to the beneficial ownership of Common Stock is based upon a Schedule 13G filed by Morgan Stanley and Miller Anderson & Sherrerd LLP with the SEC on February 13, 1998.

 (6) Snyder Capital Management, L.P. is an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940. Snyder Capital Management, Inc. is the general partner of Snyder Capital Management, L.P. Alan Barry Snyder is the controlling shareholder of Snyder Capital Management, Inc. These filers have sole voting power with respect to 80,100 of these shares, shared voting power with respect to 1,618,600 of these shares, sole dispositive power with respect to 80,100 of these shares and shared dispositive power with respect to 1,724,000 of these shares. The above information presented in regards to the beneficial ownership of Common Stock by these filers is based upon a Schedule 13G filed by these filers with the SEC on February 19, 1998.

 (7) These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries ("Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all voting and investment power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of these shares.

     Charles B. Johnson and Rupert H. Johnson, Jr. ("Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of securities held by persons and entities advised by FRI or its subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of these shares.

     These beneficial owners have sole voting power and sole dispositive power with respect to 1,789,197 shares. The above information presented in regards to the beneficial ownership of Common Stock by FRI, the Principal Shareholders and the Adviser Subsidiaries is based upon a Schedule 13G filed with the SEC by FRI, the Principal Shareholders and the Adviser Subsidiaries on February 5, 1998.

 (8) Jenswold, King and Associates, Inc., ("Jenswold") is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Jenswold has sole voting power with respect to 848,662 of these shares and sole dispositive power with respect to 992,270 of these shares. The above information presented in regards to Jenswold's beneficial ownership of Common Stock is based upon a Schedule 13G filed by Jenswold with the SEC on January 12, 1998.

 (9) Includes 417,778 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(10) Includes 69,999 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(11) Includes 29,999 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(12) Includes 20,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(13) All shares are subject to options which are currently exercisable or will become exercisable within 60 days.

(14) Includes 10,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(15) Includes 4,166 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(16) Includes 771,906 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

           DISCUSSION OF THE BOARD'S POSITION AGAINST THE DUPEE PROPOSALS

     OVERVIEW

     The Board unanimously believes that the Dupee Proposals are ill-founded and not in the best interest of the Company and its shareholders. Furthermore, the Board believes that Dupee's actions are damaging to the Company's business, operations and strategic initiatives and that the Dupee Proposals, if enacted, would adversely affect shareholder value. The Board unanimously recommends that shareholders REJECT the Dupee Proposals. In making this recommendation, the Board has considered the following:

     THE BOARD BELIEVES DUPEE AND HIS PARTICIPANTS ARE SEEKING TO SEIZE CONTROL OF THE COMPANY WITHOUT ANY SIGNIFICANT INVESTMENT IN THE COMPANY WITH THE PURPOSE OF ADVANCING THEIR ECONOMIC SELF-INTEREST AND NOT THE INTERESTS OF SHAREHOLDERS AS A WHOLE.

        - Dupee who currently holds only approximately 1.6% of the Common Stock is participating in his solicitation with two investment funds managed by J.O. Hambro Capital Management, Ltd. ("Hambro") who hold an additional 2.9% of the Common Stock. None of Dupee's other nominees hold any material amount of Common Stock.

        - The two investment funds and certain of the Dupee Nominees in the past and since the filing of the Dupee Consent Solicitation have traded in the Common Stock of the Company and in highly speculative "put" and "call" options on the Common Stock. These funds had as of March 19, 1998 sold outstanding put options for 130,000 shares of the Company's Common Stock at $12.50 to $17.50 per share. As of March 31, 1998, put options for all but 25,000 shares have been closed out, and one of the funds has sold outstanding call options for 105,000 shares.

        - The Dupee Proposals serve to advance the economic self-interest of Dupee and his associates under the pretense of maximizing shareholder value. If the Dupee Proposals are enacted, the Dupee Nominees have indicated that they will appoint Dupee to supervise the sale of the Company or its assets and for the Company to enter into an agreement with Dupee for an undisclosed amount of compensation.

        - Furthermore, if successful, Dupee has indicated that he will seek reimbursement from the Company of all of his and the two funds costs and expenses in connection with the Dupee Consent Solicitation and his lawsuits.

     THE BOARD BELIEVES THAT THE DUPEE NOMINEES ARE NOT QUALIFIED TO SUPERVISE THE COMPANY'S BUSINESS OPERATIONS OR THE SALE OF THE COMPANY OR ITS ASSETS AND HAVE NOT DISCLOSED THE FULL NATURE OF THEIR RELATIONSHIPS.

        - Dupee was the subject of a 1974 consent decree with the SEC which enjoined him from further violations of the Federal securities laws. This consent decree arose out of an SEC complaint against Dupee for violations of the antifraud provision of three different Federal securities laws. As a result of his consent decree, Dupee was precluded from serving as an employee, officer or director of a registered investment company from 1974 through 1980.

        - Five of the ten Dupee Nominees (including Dupee) do not reside in the United States, thus making Board governance unwieldy and unnecessarily costly.

        - Six of the ten Dupee Nominees do not appear to have experience serving as directors of U.S. public corporations.

        - Seven of the ten Dupee Nominees have little or no business experience in the U.S. managed health care industry.

        - None of the Dupee Nominees have experience in the business or operations of HMOs in the Company's principal markets.

        - The Board notes that a majority of the Dupee Nominees appear to have past or current business relationships with, or are affiliates of Hambro which Dupee has not disclosed. One nominee, Claudia Perkins, alleges to be an "independent consultant specializing in publishing and research"; yet she serves on the Board of Directors of Hambro (the investment advisor to the funds acting as participants with Dupee). In addition, Ms. Perkins did not disclose that she is a fund manager of at least one other fund with Christopher Mills, another Dupee Nominee who is a director of yet another Hambro entity. In October 1995, Claudia Perkins along with Christopher Mills were involved on behalf of Hambro in an unsuccessful hostile takeover attempt of the U.K.- based footcare company Scholl. Hambro seems to have an important role in the Dupee solicitation materials, the details of which have not been fully described or disclosed.

        - If Dupee is successful in electing the Dupee Nominees, but does not consummate the immediate sale of the Company, he has not disclosed plans for how he would operate the Company.

     THE BOARD BELIEVES THAT THE DUPEE PROPOSALS ARE DAMAGING TO THE COMPANY'S BUSINESS OPERATIONS AND STRATEGIC INITIATIVES, AND IF ENACTED, WILL ADVERSELY AFFECT SHAREHOLDER VALUE.

        - The Company's principal business is highly competitive in all the Company's markets. In addition, employers who purchase the Company's managed care services have statutorily mandated fiduciary obligations to ensure that their employees are provided with appropriate health care. Any situation where the continued provision of health care could be disrupted, such as a publicly announced proposed sale of the Company or its assets, as proposed by Dupee, creates significant uncertainties and unnecessary operational problems and concerns for the Company because it fosters a lack of confidence with the Company's employer groups, members, providers and agencies.

        - Dupee has failed to note that the Company generated profits in each of the three fiscal years prior to fiscal 1997. Notwithstanding its past successes, and in light of its disappointing 1997 results, the Board and Peter J. Ratican undertook, in December 1997, a restructuring of management and an evaluation of the Company's operations and businesses with a view toward enhancing and focusing on the Company's operations which have generated substantially all of the membership growth and profits in recent years. The Company is currently reviewing and pursuing strategic alternatives with respect to these and its other health plans which may include dispositions and/or acquisitions in support of the Company's business strategy. The Board believes that the Company shareholders will obtain better returns on their investment if the Company is allowed to implement its strategic initiatives as opposed to the "fire sale" mentality that Dupee seems intent on fostering.

        - The Dupee Proposals and attendant uncertainties have already begun to adversely affect the Company's valued employer group and provider relationships and have created difficulties for the Company in its ongoing marketing and provider development efforts.

     FIVE OUT OF THE COMPANY'S SIX CURRENT DIRECTORS ARE INDEPENDENT OUTSIDE DIRECTORS WHO HAVE NO MATERIAL BUSINESS TIES TO THE COMPANY OR ITS MANAGEMENT OTHER THAN THROUGH THEIR SERVICES AS A DIRECTOR OF THE COMPANY.

        - The sixth director, Peter J. Ratican is incentivized through a sale bonus provision in his employment agreement to closely align his interests with maximizing shareholder value.

        - The Board's primary interest and focus has been and remains the maximization of shareholder value. This interest may from time to time conflict with the immediate self-interest of certain shareholders, such as those of Dupee and his associates.

        - In the exercise of its fiduciary responsibilities the Board recently enacted the Shareholders' Rights Plan (the "Rights Plan"), not as a means of entrenching itself, but rather to enable the Board to better maximize shareholder value in the event of an unsolicited and/or hostile takeover offer. The Rights Plan seeks to require that potential acquirors negotiate with the Board and seeks to enable the Board to have sufficient time to seek out and deal with other potential acquirors in the event of an unsolicited offer for the Company.

        - Historically, studies have shown that companies with shareholders' rights plans obtain higher values for their shareholders in the event of a takeover than those companies that do not have such protections.

DISCUSSION OF DUPEE PROPOSALS

     Dupee is soliciting three proposals which he is asking the shareholders of the Company to adopt. The primary purpose and effect of the Dupee Proposals would be to enable Dupee and his nominees to seize control of the Board and the Company at no cost and without payment to all other shareholders.

PROPOSAL 1 -- DUPEE PROPOSAL TO REPEAL BYLAW AMENDMENTS

     Dupee Proposal 1 is to repeal any Bylaw amendment adopted by the Board since February 1, 1998 through the end of his solicitation. The Board opposes this proposal which would prevent the Board from exercising its fiduciary duties to the Company and its shareholders, if the Board believed that a Bylaw amendment is necessary. The proposal would prevent any Bylaw amendment relating to any matter, not just Bylaw amendments relating to a takeover or to a proxy or consent solicitation.

     Pursuant to Delaware law, the Certificate and the Bylaws of the Company, the Board has independent rights to amend the Bylaws. The Board believes that it has the right to amend the Bylaws to make them more consistent with the provisions of the Certificate that provide for a staggered Board.

     In order to protect the Company and its shareholders from actions such as the Dupee Proposals which, among other things, subvert the protections afforded by the Certificate which requires a staggered Board, on March 28, 1998, the Board implemented certain Bylaw amendments. These Bylaw provisions will be in effect for a limited period of time unless approved by a majority of the shares entitled to vote. The Bylaws as amended provide as follows:

          (a) Article III, Section 2 was amended to require not less than 80% shareholder vote, instead of a majority shareholder vote, to change the authorized number of directors.

          (b) Article IX, Section 1 was amended to require not less than 80% shareholder vote to amend Article II, Section 14 (qualifications for directors and requirements for action on shareholder proposals) and Article III, Section 2. An 80% shareholder vote was already required to amend
     Article II, Section 3 (special meetings of shareholders), and Article IX,
     Section 1 and 2 (shareholders and Board's amendments to the Bylaws). However, if the action is proposed by certain shareholders owning in excess of 10% of the outstanding Common Stock, the Bylaws require the approval of a majority of the outstanding shares entitled to vote not including shares held by such 10% or more shareholder and his affiliates and associates. If an action is approved by members of the Board who are not such 10% shareholder or his affiliates and associates and who were in office prior to such person becoming such a 10% shareholder or successor directors chosen by such directors, then only a majority vote is required.

     The above amendments to the Bylaws will stay in place until the close of the 1999 annual meeting of shareholders, unless prior to the close of such annual meeting the shareholders representing a majority of the outstanding shares entitled to vote have approved such amendments. If not so approved by the shareholders the above sections of the Bylaws will revert back to the language existing on March 28, 1998, unless otherwise expressly amended after such date. The effect of the recent Bylaw amendments is to make the Bylaws more consistent with the Certificate which provides for a staggered Board. This amendment limits increasing the size of the Board by shareholders to a Bylaw amendment approved by shareholders representing not less than 80% of the shares entitled to vote.

     While the Board believes that the Bylaw amendments discussed above are in the best interest of the Company and its shareholders and would be upheld by a Delaware Court, it is possible that in Dupee's current Delaware state action or in another court action he could challenge the validity of the amendments. If so challenged, no assurances can be given that such Bylaw amendments will be upheld.

     When the Board amended the Bylaws, the Board also amended Mr. Ratican's employment agreement and the Company's Supplemental Executive Retirement Plan. See "Executive Compensation -- Employment Agreement" and "Executive Compensation -- Supplemental Executive Retirement Plan".

PROPOSAL 2 -- DUPEE PROPOSAL TO INCREASE BOARD

     Dupee Proposal 2 is to amend Article III, Section 2 of the Bylaws to increase the authorized number of directors by ten to seventeen. The Board opposes this proposal because it believes that a seventeen person Board would be unduly cumbersome and unwieldy, and because the proposal seeks to circumvent the provisions of the Certificate which mandate a continuity of corporate direction through the requirement of a staggered Board. Indeed, this proposal is nothing more than Dupee's attempt to facilitate his takeover of the Company without purchasing it from the Company's shareholders. This Company does not need ten more directors, half of whom live in England. Currently, there are 6 directors, all of whom are outside directors, except for Peter J. Ratican, who is Chairman of the Board and Chief Executive Officer of the Company. All of the current members of the Board have been elected at least once by a majority of the shareholders at an annual meeting.

     Dupee is also seeking, by virtue of his Proposals 2 and 3, to circumvent the Company's longstanding provisions of Article II, Section 14 of its Bylaws which require that to be eligible to serve as a director, shareholder nominees must submit to the Company certain information and also require submission of certain information to the Company for shareholder proposals in order to be properly acted upon by the shareholders. Dupee has chosen to ignore these requirements which were intended to ensure that the shareholders of the Company receive the appropriate information regarding shareholder nominees to the Board and shareholder proposals in advance of their consideration. Dupee takes the position that Article II, Section 14 does not apply to written consents and Dupee Proposal 2 purportedly would amend this Bylaw provision to reflect his position. The Board believes that this position is inconsistent and incompatible with the Bylaw provisions and the election of Dupee Nominees pursuant to Dupee Proposal 3 would therefore be invalid.

PROPOSAL 3 -- DUPEE PROPOSAL TO ELECT NOMINEES

     Dupee Proposal 3 is the election of his ten nominees to the Board, including Dupee himself. The Board opposes the Dupee Nominees.

     As previously discussed, the Board believes, that neither Dupee, nor his nominees are qualified to control the Company. The Board also believes that (i) Dupee and his nominees are motivated by their own self-interest as opposed to the interests of shareholders as a whole, (ii) Dupee and his nominees, who represent less than 5% of the outstanding stock, should not be entitled to control the destiny of the Company and (iii) Dupee has failed to articulate any coherent plan or strategy for the Company other than the possibility of offering it up for sale.

     Five of the Dupee Nominees (including Dupee himself) reside in England, six are associated or affiliated with Hambro, the investment advisor for the funds, seven have little or no managed health care experience and none have experience with the business or operation of HMOs in the markets where the Company operates.

     In his solicitation statement, Dupee claims that his nominees will leave the current management in place but put Dupee in charge of carrying out the plans for enhancing shareholder value. As previously mentioned, no specific plans are set forth. In addition, Dupee expects to receive not only a fee for overseeing his efforts to enhance shareholder value, but also expects his nominees to reimburse him and others for the cost of his solicitation out of the Company's treasury if he successfully takes over the Board. However, he does not disclose the nature of the compensation he may seek or even the amount of the expenses he plans to incur in connection with his solicitation. In addition, shareholders should consider that Dupee was named in an SEC lawsuit entitled SEC
v. Everest Management Corporation in 1971. In this lawsuit, the SEC claimed that Dupee violated the anti-fraud sections of the Securities Act of 1933 (Section
17), the Securities Exchange Act of 1934 (Section 10(b)), and the Investment Advisers Act of 1940 (Sections 206 (1) and (2)). In 1973, Dupee consented to the entry of a final judgment of permanent injunction with respect to this matter prohibiting him from violating such provisions of the Federal securities laws and from acting as an employee, officer or director of a registered Investment Company under the Investment Company Act of 1940. This latter prohibition was not lifted until 1980.

     Finally, of the costs of Dupee's solicitation, 60% of such costs are being borne by two funds affiliated with certain of the Dupee Nominees. These funds have issued an aggregate of 130,000 put options exercisable at prices in excess of the market price at the time Dupee began his consent solicitation. After the filing of the Dupee Consent Solicitation, all but 25,000 of such put options have been closed and substantial call options were sold. In view of this speculative trading in the Common Stock, the Board believes that those participants in the Dupee Consent Solicitation may have motivations which conflict with those of other shareholders seeking to maximize shareholder value.

LITIGATION INITIATED BY DUPEE AGAINST THE COMPANY AND THE BOARD

     Dupee has filed two lawsuits against the Company. The first is a federal lawsuit filed in Delaware seeking to have the court declare that the Dupee Consent Solicitation complies with all applicable Federal securities laws and rules and to have the Company enjoined from challenging his solicitation statement. Dupee filed this lawsuit before the Company knew of his solicitation and before the SEC had an opportunity to review and comment on his solicitation material. This lawsuit was filed prior to any action by the Company with regard to Dupee's solicitation statement, or by the SEC, the administrative agency having oversight over the requirements of the contents of the solicitation statement, simply to enable Dupee to be the first to file a lawsuit on this matter. The Company has filed an answer and counterclaim to Dupee's complaint in which the Company has denied each of the claims and certain of the factual allegations made by Dupee. In its counterclaims, the Company has challenged the validity of the preliminary Dupee Consent Solicitation materials filed by Dupee on the basis that the solicitation does not comply with applicable Federal securities laws and rules and Delaware law. The Company has asserted that the Dupee Consent Solicitation materials are materially false and misleading and omit material facts in violation of Section 14(a) and Rule 14a-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Company has asked that the District Court (a) dismiss this action with prejudice, (b) issue a declaratory judgment that Dupee is violating Section 14(a) and Rule 14a-9 of the Exchange Act, (c) enjoin Dupee's Consent Solicitation and the continuing violation of Section 14(a) and Rule 14a-9 of the Exchange Act by Dupee and all those acting in concert with him, and (d) award the Company the costs of the suit and such further relief as the District Court may deem just and proper.

     Dupee's second lawsuit against the Company, which named all the members of the Board as well, was filed in Delaware state court, and seeks to validate all of the Dupee Proposals as being consistent with Delaware law. This lawsuit was filed before the Board was aware of his solicitation and before the Board could even analyze whether or not it believed that the Dupee Proposals were valid under Delaware law and whether they are consistent with the Certificate and Bylaws. This lawsuit also seeks to enjoin the Company and the Board from amending the Bylaws taking certain actions against the Dupee Proposals. Finally, the state lawsuit seeks to invalidate part of the Rights Plan relating to continuing directors and to enjoin the operation of the Rights Plan, notwithstanding the fact that at that time and through the date hereof, no one has proposed any transaction which would trigger the provisions of the Rights Plan. The Company believes this part of the state lawsuit is premature since the complaints with regard to the fact that only continuing directors can amend the Rights Plan or redeem the Rights issued thereunder, would only mature if the Dupee Nominees became a majority of the Board, a takeover bid is received, the Continuing Directors refuse to redeem the Rights and someone triggers the requirements for making the Rights exercisable. See "Summary of Shareholders' Rights Plan". The Company has filed an answer and counterclaim to the Dupee state court action in which the Company has denied each of the claims and certain of the factual allegations made by Dupee in the action and has asked that state court (a) dismiss the action with prejudice, (b) issue a declaratory judgment that under Article SIXTH of the Certificate, the Board has the authority to adopt, amend or repeal the Bylaws and that Dupee's attempt to alter that right through an amendment to the Bylaws is invalid under Delaware law, (c) issue a declaratory judgment that the Dupee Proposals to amend the Bylaws and elect ten additional directors are invalid under Delaware law, (d) preliminarily and permanently enjoin Dupee and the other members of his group from taking any actions in furtherance of illegal and invalid attempts to amend the

Bylaws, and (e) award the Company the costs of the suit and such further relief as the state court may deem just and proper.

     Under the Rights Plan, continuing directors are the current directors and successor directors selected by a majority of the current directors or said successors. While Delaware courts have generally upheld the adoption of a shareholder rights plan, the issue of a "continuing director" provision has not been specifically addressed. However, this concept is an accepted part of DGCL where a form of "continuing director" approval is embodied in the Delaware anti-takeover statute in Section 203 of the DGCL and continuing director provisions have been included in certificates of incorporation and bylaws. Accordingly, the Board believes that these provisions of its Rights Plans will be upheld.

BOARD OF DIRECTORS RECOMMENDATIONS

     THE BOARD UNANIMOUSLY BELIEVES THAT THE DUPEE PROPOSALS WOULD ADVERSELY AFFECT SHAREHOLDER VALUE. ACCORDINGLY, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY REJECT THE DUPEE PROPOSALS AND REVOKE ALL PRIOR CONSENTS. IF NO VOTING INSTRUCTIONS ARE GIVEN ON THE WHITE REJECTION/REVOCATION CARD, ALL SHARES REPRESENTED BY VALID REJECTION/REVOCATION CARDS RECEIVED PURSUANT TO THIS SOLICITATION (AND NOT REVOKED BEFORE THEY ARE COUNTED) WILL BE VOTED TO REJECT DUPEE PROPOSALS 1, 2 AND 3 AND TO REVOKE ANY PRIOR CONSENTS.

                        PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the SEC, each of the directors of the Company is deemed to be a "participant" in the Company's solicitation. Set forth below are the names, ages, principal occupation and business address of each member of the Board:

          Peter J. Ratican (54) was appointed Chairman of the Board, Chief Executive Officer and President of the Company in August 1988. He is a member of the California Knox-Keene Health Care Services Advisory Committee, which assists the California Department of Corporations in regulating prepaid health plans (HMOs). Mr. Ratican has been a director of the Company since August 1983. He received a Bachelor of Science degree in Accounting from the University of California at Los Angeles and is a certified public accountant. Mr. Ratican's business address is Maxicare Health Plans, Inc., 1149 South Broadway Street, Los Angeles, CA. 90015.

          Claude S. Brinegar (71) is the retired Vice Chairman of the board of directors and Chief Financial Officer of Unocal Corporation. Mr. Brinegar has been a director of the Company since June 1991 and is also a member of the board of directors of Conrail, Inc. and a former visiting scholar at Stanford University from 1992 to 1997. Mr. Brinegar's business address is P.O. Box 4346, Stanford, CA. 94309.

          Florence F. Courtright (66) has been a private investor for more than the last five years and was elected a director of the Company in November 1993. She is a founding Limited Partner of Bainco International Investors, 1.p. and a Trustee of Loyola Marymount University. Further, Ms. Courtright is a former co-owner of the Beverly Wilshire Hotel. Ms. Courtright's business address is 626 North Foothill Road, Beverly Hills, CA. 90210.

          Thomas W. Field, Jr. (64) has been President of Field & Associates, a management consulting firm, since October 1989. Mr. Field served as Chairman of the Board of ABCO Markets from December 1991 through January 1996. ABCO Markets is in the grocery business. Mr. Field has been a director of the Company since April 1992. Mr. Field formerly served as Chairman of the Board and Chief Executive Officer of McKesson Corp. from July 1984 to September 1989. Mr. Field also holds directorships at Campbell Soup Company and Stater Bros. Markets. Mr. Field's business address is c/o Field & Associates, 4667 MacArthur Blvd., Newport Beach, CA. 92660.

          Charles E. Lewis (69) has been a Professor of Medicine, Public Health and Nursing at the University of California at Los Angeles, since 1970. As of July 1993, he was appointed Director of the Center of Health Promotion and Disease Prevention. He is a member of the Institute of Medicine, National Academy of Sciences and is a graduate of the Harvard Medical School and of the University of Cincinnati School of Public Health where he received a Doctorate of Science degree. Dr. Lewis is a Regent of the American College of Physicians and a member of the Board of Commissioners of the Joint Commission on Accreditation of Health Care Organizations. Dr. Lewis has been a director of the Company since August 1983. Dr. Lewis' business address is UCLA School of Public Health, Center for Health Services, 10833 La Conte Avenue, Room 61-236, Los Angeles, CA. 90024.

          Alan S. Manne (73) is currently a professor emeritus and from 1961 to 1992 was a professor of operations research at Stanford University. He is an author or co-author of seven books and received his Ph.D. in economics from Harvard University. He is co-organizer of the International Energy Workshop. Mr. Manne has been a director of the Company since January 1994. Mr. Manne's business address is 834 Esplanada Way, Stanford, CA. 94305.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were six meetings of the Company's Board during the year ended December 31, 1997. During that year, each director attended at least 75% of the meetings of the Board and its committees that each director was entitled to attend.

     The Board has standing Audit, Compensation and Nominating Committees.

          Audit Committee. The Audit Committee meets periodically with management and the Company's independent public accountants to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee reports thereon to the Board. The Audit Committee also recommends, for the approval of the Board, the annual appointment of the Company's independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The current members of the Audit Committee are Messrs. Brinegar, Field, Lewis and Manne. The Audit Committee met seven times during 1997.

          Compensation Committee. The Compensation Committee reviews and makes recommendations with respect to the Company's various compensation programs. This Committee administers the awarding of discretionary bonuses by the Company and also approves the remuneration of executive and other senior officers of the Company. The current members of the Compensation Committee are Messrs. Field, Brinegar and Ratican (ex-officio) and Ms. Courtright. The Compensation Committee met three times during 1997.

          Nominating Committee. The Nominating Committee recommends to the Board nominees for election to the Board at the annual meeting and to fill any Board vacancies that may occur. The current members of the Nominating Committee are Messrs. Lewis and Manne and Ms. Courtright. The Nominating Committee will consider nominees recommended by shareholders. Nominations of persons for election to the Board may be made at an annual meeting of shareholders by any shareholder who is entitled to vote at the meeting, who complies with the notice procedures set forth "Information Regarding Election of Directors" and who is a shareholder of record at the time such notice is delivered to the Secretary of the Company. The Nominating Committee met once in 1997.

                  INFORMATION REGARDING ELECTION OF DIRECTORS

     Under the terms of the Company's Bylaws, as amended, the number of directors may be set by a resolution of the Board or by a vote of not less than 80% of the outstanding shares eligible to vote. The Board has established the number of directors at seven persons and as of the date hereof, the Board currently consists of six directors with one vacancy as follows: Peter J. Ratican, Claude S. Brinegar, Florence F. Courtright, Thomas W. Field, Jr., Charles E. Lewis and Alan S. Manne.

     The Certificate further provides that at the annual meeting following the expiration of the initial terms of the directors in each class, the class of directors elected at such meeting would stand for election for a three year term ending at the third annual meeting of shareholders thereafter. The Board is classified into Class I, Class II and Class III directors. Class I directors include Mr. Brinegar and Dr. Lewis and they will serve until the 2000 annual meeting of shareholders and until their successors are duly qualified and elected. The Class II directors includes Ms. Courtright. Ms. Courtright will serve until the 1998 annual meeting of shareholders and until her successor is duly qualified and elected. Class III directors include Mr. Ratican, Mr. Field and Mr. Manne and they will serve until the 1999 annual meeting of shareholders and until their successors are duly qualified and elected.

     Pursuant to Article II, Section 14 of the Company's Bylaws, shareholders must comply with the following provisions in order to nominate any director at an annual or special meeting of shareholders:

          (1) For nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than seventy (70) days nor more than ninety
     (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days or delayed by more than seventy (70) days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person who the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made; (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner; and (ii) the class and number of shares of the capital stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

          (2) Notwithstanding anything in the second sentence of clause (1) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least eighty (80) days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

          (3) As set forth in Section 3 of Article II above, only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to Section 4 of Article II of these Bylaws. Nominations of persons for election to the Board shall be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company's notice of meeting (a) by or at the direction of the Board, or (b) by any shareholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a shareholder of record at the time such notice is delivered to the Secretary of the Company. Nominations by shareholders of person for election to the Board may be made at such a special meeting of shareholders if the shareholder's notice as required by subsection (A)(2) of this Bylaw shall be delivered to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on the thirtieth (30th) day prior to such special meeting or, if fewer than thirty (30) days notice of such meeting is given, no later than the fifth (5th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

          (4) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate, or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company at March 19, 1998 were as follows:

                NAME                                       POSITION
                ----                                       --------
Peter J. Ratican....................  Chairman of the Board of Directors, Chief Executive
                                      Officer and President
Richard A. Link.....................  Chief Financial Officer, Executive Vice
                                      President -- Finance and Administration
Randall S. Anderson.................  Senior Vice President, Plan Operations Support
Alan D. Bloom.......................  Senior Vice President, Secretary and General
                                      Counsel
Warren D. Foon......................  Vice President, General Manager -- Maxicare
                                      California
Robert J. Landis....................  Treasurer
Sanford N. Lewis....................  Vice President -- Administrative Services
Vicki F. Perry......................  Vice President, General Manager -- Maxicare Indiana

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995, of those persons who were, at December 31, 1997 (i) the chief executive officer, (ii) the other four most highly compensated executive officers of the Company or (iii) would have been among the four most highly compensated executive officers of the Company had they held such title at December 31, 1997 (collectively the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                       ------------------------------------   ----------------------
                                                  REORGANIZATION                STOCK     RESTRICTED
           NAME AND                                    PLAN                    OPTIONS      STOCK         ALL OTHER
      PRINCIPAL POSITION         YEAR   SALARY       BONUS(1)      BONUS(2)   AWARDS(#)   AWARDS(3)    COMPENSATION(4)
      ------------------         ----  --------   --------------   --------   ---------   ----------   ---------------
Peter J. Ratican                 1997  $500,000      $71,993                   70,000                      $4,800
  Chairman of the Board          1996  $481,250                    $146,872    70,000                      $4,500
  of Directors, Chief Executive  1995  $425,000      $25,278       $356,862               $1,048,125       $4,500
  Officer and President

Eugene L. Froelich(5)            1997  $400,000      $71,993                   70,000                      $4,800
  Executive Vice President --    1996  $381,250                    $146,872    70,000                      $4,500
  Finance and Administration,    1995  $325,000      $25,278       $356,862               $1,048,125       $4,500
  Chief Financial Officer and
  Director

Richard A. Link(6)               1997  $220,000                                                            $4,800
  Executive Vice President --    1996  $215,000                                10,000                      $4,500
  Finance and Administration,    1995  $205,000                                10,000                      $4,500
  Chief Financial Officer

Randall S. Anderson              1997  $190,000                                                            $4,800
  Senior Vice President --       1996  $180,000                                10,000                      $4,500
  Plan Operations Support        1995  $165,000                                10,000                      $4,500

Alan D. Bloom                    1997  $218,000                                                            $4,800
  Senior Vice President,         1996  $213,000                                 5,000                      $4,500
  Secretary and General Counsel  1995  $208,000                                                            $4,500

Aivars L. Jerumanis              1997  $200,000                                                            $4,800
  Senior Vice President --       1996  $195,000                                 5,000                      $4,500
  Management Information
  Systems                        1995  $190,000                                 5,000                      $4,500
  and Chief Information Officer

---------------
(1) These amounts are bonuses payable pursuant to the Reorganization Plan and were paid from funds held by the Disbursing Agent in a segregated account and were not paid out of the Company's available cash.

(2) These amounts include $146,872 and $256,862 paid in February 1997 and 1996, respectively, pursuant to employment agreements entered into by the Company with Peter J. Ratican and Eugene L. Froelich ("Senior Management"). These employment agreements call for the payment of a bonus to Senior Management based upon the Company's annual pre-tax earnings before extraordinary items. The 1995 amount also includes a $100,000 bonus paid to Senior Management in February 1995 as determined by the Board.

(3) These amounts represent the fair market value of 65,000 shares of Restricted Stock awarded to each of the Named Officers on February 27, 1995, based upon the closing market price of Common Stock on that date ($16.125). Mr. Froelich's Restricted Stock vested upon his termination from the Company on December 11, 1997. Based upon the closing price of Common Stock on that day ($11.25) the Restricted Stock awarded to Mr. Froelich had a fair market value of $731,250 upon vesting. The Restricted Stock held by Mr. Ratican vested on February 27, 1998. Based upon the closing price of Common Stock at December 31, 1997 ($10.88), the Restricted Stock awarded to Mr. Ratican had a fair market value of $707,200 at that date.

(4) These amounts include contributions made by the Company on behalf of the Named Officer under the Company's 401(k) Savings Incentive Plan.

(5) Mr. Froelich's employment as Executive Vice President -- Finance and Administration and Chief Financial Officer of the Company was terminated on December 11, 1997. Mr. Froelich resigned as a director of the Company effective January 30, 1998. On January 30, 1998 the Company made a payment of $2,200,000 to Mr. Froelich in settlement of certain obligations pursuant to Mr. Froelich's Restated Employment Agreement.

(6) Mr. Link served as Senior Vice President -- Accounting and Chief Accounting Officer until December 11, 1997 when he was named Executive Vice
    President -- Finance and Administration and Chief Financial Officer.

OPTION GRANTS

     Shown below is further information on grants of stock options pursuant to the Senior Executives 1996 Stock Option Plan (the "Senior Executives Plan") during the year ended December 31, 1997, to the Named Officers which are reflected in the Summary Compensation Table.

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                  NUMBER OF    PERCENTAGE OF                                       ANNUAL RATES OF
                                  SECURITIES   TOTAL OPTIONS                                  STOCK PRICE APPRECIATION
                                  UNDERLYING     GRANTED TO     EXERCISE OR                      FOR OPTION TERM(3)
                                   OPTIONS      EMPLOYEES IN     BASE PRICE     EXPIRATION    -------------------------
              NAME                GRANTED(1)    FISCAL 1997     ($/SHARE)(2)       DATE           5%           10%
              ----                ----------   --------------   ------------   ------------   ----------   ------------
Peter J. Ratican................    70,000         43.75%          $22.25      Jan. 1, 2007    $979,503     $2,482,254
Eugene L. Froelich..............    70,000         43.75%          $22.25      Jan. 1, 2007    $979,503     $2,482,254

---------------
(1) Options were granted under the Senior Executives Plan as of January 1, 1997 and vest upon date of grant.

(2) The option exercise price is subject to adjustment in the event of a stock split or dividend, recapitalization or certain other events.

(3) The actual value, if any, the Named Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the Named Officer will be at or near the value estimated. This amount is net of the option exercise price.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the unexercised options to purchase Common Stock granted in fiscal 1997 and prior years under employment agreements, the 1990 Stock Option Plan, the 1995 Stock Option Plan and the Senior Executives Plan to the Named Officers and held by them at December 31, 1997.

                                 NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                    OPTIONS HELD AT            IN-THE-MONEY OPTIONS AT
                                   DECEMBER 31, 1997            DECEMBER 31, 1997(1)
                              ---------------------------    ---------------------------
            NAME              EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
            ----              -----------   -------------    -----------   -------------
Peter J. Ratican............    417,778                      $1,204,168
Eugene L. Froelich..........    417,778                      $1,204,168
Richard A. Link.............     69,999        10,001        $  149,975            $0
Randall S. Anderson.........     29,999        10,001        $    6,225            $0
Alan D. Bloom...............      4,166         3,334        $        0            $0
Aivars L. Jerumanis.........     34,999         5,001        $   63,725            $0

---------------
(1) Based on the closing price on the NASDAQ-NMS on that date ($10.88), net of the option exercise price.

     Shown below is information with respect to stock options exercised by Named Officers in 1997.

                                                                NUMBER OF                   VALUE OF
                              NUMBER OF                   SECURITIES UNDERLYING            UNEXERCISED
                               SHARES                      UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                             ACQUIRED ON     VALUE        AT DECEMBER 31, 1997        AT DECEMBER 31, 1997
           NAME               EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              -----------   ----------   -------------------------   -------------------------
Peter J. Ratican...........    150,000     $2,043,750         417,778/    0               $1,204,168/$0
Eugene L. Froelich.........    150,000     $2,043,750         417,778/    0               $1,204,168/$0
Alan D. Bloom..............      5,000        $70,300           4,166/3,334                       $0/$0

EMPLOYMENT AGREEMENTS

     As of January 1, 1992, the Company entered into five-year employment agreements with Peter J. Ratican and Eugene L. Froelich ("Senior Management") which agreements were amended by amendments dated February 27, 1995 (the "Employment Agreements"). As of April 1, 1996, and as amended on February 11, 1997, the Company entered into new five-year employment agreements with Peter J. Ratican and Eugene L. Froelich (the "Restated Employment Agreements"). These Restated Employment Agreements provide for annual base compensation of $500,000 for Mr. Ratican and $400,000 for Mr. Froelich, subject to increases and bonuses, as may be determined by the Board based on annual reviews.

     The Restated Employment Agreements provide that upon the termination of either member of Senior Management by the Company (i) for reasons other than death, incapacity, or "Cause" or (ii) voluntary termination for "Good Reason" as such term is defined in the Restated Employment Agreements or (iii) voluntary termination by the member of Senior Management except for Good Reason (collectively "Without Cause"), the terminated member will be entitled to receive (a) a payment equal to the balance of the terminated member's annual base salary which would have been paid over the remainder of the term of the Restated Employment Agreement; (b) an additional one year's annual base salary;
(c) payment of any performance bonus amounts which would have otherwise been payable over the remainder of the term of the Restated Employment Agreement; (d) immediate vesting of all stock options; and (e) the continuation of the right to participate in any profit sharing, bonus, stock option, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through March 31, 2001. "Cause" is defined as: (i) the willful or habitual failure to perform requested duties commensurate with his employment without good cause; (ii) the willful engaging in misconduct or inaction materially injurious to the Company; or (iii) the conviction for a felony or of a crime involving moral turpitude, dishonesty or theft. In the event of a "Change of Control" of the Company, either member of Senior Management may elect to terminate the Restated Employment Agreement within 120 days after such "Change of Control" (the "Change of Control Period") in which case the electing member will be entitled to receive a payment equal to 2.99 times that member's average annualized compensation from all sources from and relating to the Company, which is includable in that member's gross income (including the value of unexercised options and termination of forfeiture restrictions on shares of Common Stock issued to that member pursuant to the term of the Restricted Stock Grant Agreement) for the most recent five taxable years ending with and including the calendar year in which the "Change of Control" occurs, together with the immediate vesting of all options to purchase shares of Common Stock not otherwise already vested pursuant to the terms of such options and all shares of Restricted Stock not otherwise already vested pursuant to the terms of the applicable Restricted Stock Grant Agreement (the "Change of Control Payment").

     Under the Restated Employment Agreements, a "Change of Control" is defined as: (i) any transaction or occurence which results in the Company ceasing to be publically owned with at least 300 shareholders; (ii) any person or group becoming beneficial owner of more than 40% of the combined voting power of the Company's outstanding securities; (iii) a change in the composition of the Board, as set forth in the Restated Employment Agreement; (iv) the merger or consolidation of the Company with or into any other non-affiliated entity whereby the Company's equity security holders, immediately prior to such transaction, own less than 60% of the equity; or (v) the sale or transfer of all or substantially all of the Company's assets. In the event of death or incapacity, the member of Senior Management or his estate, shall receive the equivalent of 90 days base salary and in the case of incapacity, the continuation of health and disability benefits. The

Restated Employment Agreements also provide that in the event either member of Senior Management does not receive an offer for a new employment agreement containing terms at least as favorable as those contained in the existing Restated Employment Agreement before the expiration of such Restated Employment Agreements, such member will be entitled to receive a payment equal to one year's base salary under the terminating agreement. Under these Restated Employment Agreements, each member of Senior Management will be entitled to receive an annual performance bonus calculated using a formula, as set forth in the Restated Employment Agreements, which is based on the Company's annual pre-tax earnings, before extraordinary items, over $10 million. In addition, upon the sale of the Company, a sale of substantially all of its assets or a merger where the Company shareholders cease to own a majority of the outstanding voting capital stock (a "Sale"), Senior Management will be entitled to a sale bonus calculated using a formula which is based on a percentage of the excess value of the Company over an initial value as set forth in the Restated Employment Agreements (the "Sale Bonus"). Each member of Senior Management shall be entitled to a Sale Bonus if a Sale occurs during the term of the Restated Employment Agreements or thereafter if a definitive agreement with respect to a Sale, which is consummated, is entered into within 90 days after the termination of such member of Senior Management's Restated Employment Agreement either by the Company Without Cause or by such member of Senior Management for Good Reason.

     Effective March 28, 1998, the Board approved an amendment to Mr. Ratican's Restated Employment Agreement to provide that in the event Mr. Ratican's employment with the Company terminates for any reason other than for Cause during the Change of Control Period he would be entitled to receive the Change of Control Payment. In addition, Mr. Ratican would be entitled to a Sale Bonus if after a Change of Control a definitive agreement with respect to a Sale, which is consummated, is entered into (a) within one year if Mr. Ratican elects to terminate the Restated Employment Agreement as a result of the Change of Control or the Restated Employment Agreement terminates during the Change of Control Period as a result of Mr. Ratican's death or incapacity or (b) on or before March 31, 2001 if the Restated Employment Agreement is terminated with Cause after a Change of Control.

     On December 11, 1997 the employment of Mr. Froelich was terminated. Effective January 30, 1998 the Company and Mr. Froelich entered into an agreement (the "Release") which settled various obligations of the Restated Employment Agreement. Pursuant to the Release the Company made on January 30, 1998 a settlement payment to Mr. Froelich of $2.2 million in satisfaction of various provisions of the Restated Employment Agreement, including (i) the payment of his base salary through the remainder of the term, (ii) the payment of an additional one year's annual base salary, (iii) the settlement of any performance bonus which would otherwise be payable over the remainder of the term, and (iv) the settlement of the continuation of the right to participate in any profit sharing, bonus, stock option, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through March 31, 2001. In addition, pursuant to the terms of the Restated Employment Agreement, Mr. Froelich received the full vesting of all 65,000 shares of Restricted Stock effective December 11, 1997 and in connection therewith Mr. Froelich delivered to the Company 32,728 shares to pay withholding taxes whereupon the Company delivered the remaining 32,272 shares to Mr. Froelich. The Company remains obligated for all benefits due or which may become due Mr. Froelich pursuant to the terms of the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan; however, the parties clarified these obligations pursuant to the Release. On January 30, 1998 Mr. Froelich resigned from the Board.

     As of January 1, 1995, the Company entered into an employment agreement effective through December 31, 1997 with Richard A. Link. The contract provided for a minimum base salary of $205,000 subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer of the Company. On December 11, 1997 Mr. Link was named Executive Vice President -- Finance and Administration and Chief Financial Officer of the Company. As of December 11, 1997, the Company terminated the prior agreement with Mr. Link and entered into a three-year employment agreement with Mr. Link which provides for an annual base salary of $275,000, subject to increases and bonuses as may be determined from time to time by the Company's Chief Executive Officer (the "Link Employment Agreement"). The Link Employment Agreement further provides that upon the termination of Mr. Link by the Company without Cause or upon the voluntary termination of employment by Mr. Link for certain reasons as set forth in the Link Employment Agreement, Mr. Link will be entitled to receive (i) a payment equal to the balance of his annual base salary which would have been paid over the remainder of the term of the Link Employment Agreement;
(ii) an additional one year's annual base salary; (iii) immediate vesting of all stock options; and (iv) the continuation of the right to participate in any profit sharing, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through December 11, 2000. Cause is defined as: (i) the continued failure or refusal to substantially perform duties pursuant to the terms of the employment agreement; (ii) the engaging in misconduct or inaction materially injurious to the Company; or (iii) the conviction of a felony or of a crime involving moral turpitude. In the event of a Change of Control of the Company, Mr. Link may elect to terminate the employment agreement within 120 days after such Change in Control in which case he will be entitled to receive a payment equal to 2.99 times his annualized compensation, as defined. In the event of death or incapacity, Mr. Link, or his estate, shall receive the equivalent of 90 days base salary and in the case of incapacity, the continuation of health and life insurance benefits. The employment agreement also provides that in the event Mr. Link does not receive an offer for a new employment agreement containing terms at least as favorable as those contained in the existing employment agreement, Mr. Link will be entitled to receive a payment equal to one year's base salary under the terminating agreement.

     As of January 1, 1995, the Company entered into employment agreements, effective through December 31, 1997, with Randall S. Anderson, Alan D. Bloom, and Aivars L. Jerumanis. The contracts provided for minimum base salaries of $165,000, $208,000, and $190,000 for Messrs. Anderson, Bloom, and Jerumanis, respectively, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer of the Company. As of January 1, 1998, the Company entered into new employment agreements with Mr. Anderson and Mr. Bloom effective through December 31, 1999 and December 31, 1998, respectively. Pursuant to these respective agreements, in the event that either Mr. Anderson or Mr. Bloom is terminated without cause as set forth in the agreements, he will be entitled to receive (a) the greater of his base salary through the expiration date of the agreement or six months base salary and (b) health, dental, disability and life insurance benefits he was receiving prior to such termination. Adoption of the Dupee Proposals would constitute a "Change of Control" for the purposes of the Restated Employment Agreement for Mr. Ratican, the Link Employment Agreement and the Anderson and Bloom employment agreements.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective January 1, 1997 the Company adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan (the "SERP), an unfunded retirement plan which covers key executives of the Company as designated by the Board (the "Participants"). All of the Named Officers of the Company are designated Participants. The SERP provides for a retirement benefit equal to 25% of the Participant's average compensation (the average of the Participant's base salary and annual bonus for the final three years of service) to be reduced by 1/15th for each year of service by which the Participant's years of service are less than 15 years. The retirement benefit fully vests upon the Participant reaching the age of 55 or upon a "Change of Control" if the Participant's employment with the Company is terminated within two years after the "Change of Control". On March 28, 1998 the SERP was amended to provide for full vesting to Participants who elect to terminate their employment with the Company pursuant to a "Change of Control" clause in their employment agreement. The normal retirement benefit is payable at age 65; however, the Participant may elect to receive an early retirement benefit whereupon, such benefit will be reduced by 1/240th for each month by which the distribution precedes the normal retirement date. In addition, the SERP provides for a pre-retirement death benefit equal to 200% of the Participant's average compensation.

COMPENSATION OF DIRECTORS

     During 1997, non-employee directors of the Company (the "Outside Directors") received compensation for their services as directors. These members were Claude S. Brinegar, Florence F. Courtright, Thomas W. Field, Jr., Charles
E. Lewis and Alan S. Manne. During 1997, Messrs. Brinegar and Field each earned $44,000, Ms. Courtright and Mr. Manne each earned $41,000 and Mr. Lewis earned $42,500. During 1998, the Outside Directors will receive cash compensation for their services in the amount of $30,000 per year, plus

$750 per meeting. In addition, directors are entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their services as directors of the Company.

     The Outside Directors have received options to purchase shares of Common Stock at an exercise price equal to the market price at the date of grant. Set forth below is a schedule of the outstanding options at December 31, 1997 held by the Outside Directors, the date of grant and the exercise price of such options:

                                     # OF                           EXERCISE PRICE
             DIRECTOR               OPTIONS      DATE OF GRANT        PER SHARE
             --------               -------    -----------------    --------------
Claude S. Brinegar................  10,000     December 20, 1993        $ 9.63
                                     5,000     July 26, 1996            $14.75
                                     5,000     January 2, 1997          $22.25
Florence F. Courtright............  10,000     November 5, 1993         $10.88
                                     5,000     July 26, 1996            $14.75
                                     5,000     January 2, 1997          $22.25
Thomas W. Field...................  10,000     December 20, 1993        $ 9.63
                                     5,000     July 26, 1996            $14.75
                                     5,000     January 2, 1997          $22.25
Charles E. Lewis..................   5,000     July 26, 1996            $14.75
                                     5,000     January 2, 1997          $22.25
Alan S. Manne.....................   5,000     January 28, 1994         $12.63
                                     5,000     July 26, 1996            $14.75
                                     5,000     January 2, 1997          $22.25

     For those outstanding options granted prior to July 26, 1996 the options vested at the date of grant and expire five years from the date of grant provided these directors continue to serve as directors of the Company. If the directorship is terminated, such options expire 30 days from the date of such termination.

     The options granted July 26, 1996 and thereafter to Outside Directors were issued under the Company's Outside Directors 1996 Formula Stock Option Plan. Commencing January 2, 1997, and each January 2nd thereafter, each Outside Director then serving on the Board shall receive a grant of stock options to purchase 5,000 shares of Common Stock. The options vest six months from the date of grant and expire ten years from the date of grant provided the director continues to serve as a director of the Company. In the event of termination of the directorship, such options expire one year from the date of such termination.

     On February 26, 1997 Mr. Field exercised 10,000 options granted to him on April 1, 1992 at an exercise price of $10.50. On April 30, 1997 Mr. Manne exercised 5,000 options granted to him on January 28, 1994 at an exercise price of $12.63.

STOCK TRANSACTIONS

  Purchases and Sales of Common Stock.

     Listed below are the only purchases and sales of Company securities since April 6, 1996 by the Company and its directors and certain information concerning such transactions.

                                                   NUMBER OF SHARES      DATE OF
                      NAME                         PURCHASED (SOLD)    TRANSACTION
                      ----                         ----------------    -----------
Maxicare Health Plans, Inc.......................        32,728(a)      12/11/97
                                                         29,948(a)       2/27/98
Peter J. Ratican.................................       (32,448)         2/27/98
                                                         (1,000)         3/17/98
                                                        (23,000)         3/18/98
                                                         (4,500)         3/19/98
                                                         (4,000)         3/20/98
Claude S. Brinegar...............................        (7,000)(b)       5/7/96
Florence F. Courtright...........................            --               --
Thomas W. Field, Jr..............................            --               --
Charles E. Lewis.................................            --               --
Alan S. Manne....................................          (500)         4/29/97
                                                         (5,000)(b)      4/30/97

---------------
(a) Acquisition of shares in satisfaction of withholding tax obligations of Senior Management pursuant to the terms of certain Restricted Stock Grant Agreements, as amended, with Senior Management.

(b) Sale of shares which were acquired through exercise of stock options.

  Other Information.

     Except as disclosed elsewhere in this Rejection/Revocation Solicitation, to the knowledge of the Company, none of the Company's directors: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter related to the Dupee Proposals; (iv) beneficially owns any securities of any parent or subsidiary of the Company; or (v) borrowed any funds to purchase any securities set forth herein. Except as disclosed elsewhere in this Rejection/Revocation Solicitation, to the knowledge of the Company, none of the Company's directors nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since April 6, 1996 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000 or owns any securities of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     In December of 1997 Randall S. Anderson, Senior Vice President, Plan Operations Support, was designated an executive officer of the Company. Mr. Anderson did not file a Form 3 Initial Statement of Beneficial Ownership of Securities with the SEC until March 13, 1998.

     Based upon its review of such reports received by it and written representations of reporting persons, the Company believes that, except for the above mentioned item, its executive officers and directors filed all required reports on a timely basis.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Peter J. Ratican, the Company's President and Chief Executive Officer, served as an ex-officio member of the Compensation Committee of the Company for the year ended December 31, 1997. Although Mr. Ratican served as an ex-officio member of this Compensation Committee, he did not participate in any decisions regarding his own compensation as an executive officer. The Board as a whole determines Mr. Ratican's total compensation package.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On February 18, 1997 the Company entered into recourse loan agreements with Peter J. Ratican and Eugene L. Froelich (the "Executives" and individually the "Executive") whereby the Company loaned to each Executive $2,229,028 in connection with the exercise of certain stock options granted to the Executives on February 25, 1992. The loans are evidenced by a secured Promissory Note which provides for interest compounding monthly at the one year London Interbank Offered Rate plus 50 basis points in effect from time to time and subject to certain adjustments in the event the Company enters into a transaction to borrow funds. The interest rate in effect as of February 18, 1997 was 6.25%. All principal and accrued interest is due at the maturity date of April 1, 2001 or upon an event of default; provided however, that if Executive sells any shares of the Common Stock serving as security under the loan agreement, then Executive shall pay a pro rata share of the proceeds to the Company to be applied against any outstanding principal and accrued interest owed by such Executive as of such date.

                  THE 1997 BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY REGARDING EXECUTIVE OFFICERS

     The fundamental philosophy of the Company's compensation program is to offer compensation opportunities for all employees which are based on the individual's contribution and personal performance. Consideration is also given to a person's potential for future responsibility and promotion.

     In designing and administering the individual elements of the executive compensation program, the Compensation Committee strives to balance short and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments. Essentially, the executive compensation program of the Company has been designed to:

     - support a pay for performance policy that differentiates in compensation amounts based on corporate, business unit and individual performance;

     - motivate key executive officers to achieve strategic business initiatives and reward them for their achievement;

     - provide compensation opportunities which are comparable to those offered by other leading companies in the health care industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

     - align the interest of executives with the long-term interest of stockholders through award opportunities that can result in bonuses and ownership of Common Stock.

RELATIONSHIP OF PERFORMANCE UNDER THE COMPENSATION PROGRAM

     The compensation program supports the Company's internal culture and human resource values which are to foster career opportunities and develop the best people at all levels and to encourage and reward actions which put the interests of the Company as a whole ahead of functional specialties and individual considerations.

     During 1997, the compensation program for all executives, including the Chief Executive Officer (the "CEO") and the four other most highly compensated executive officers other than the CEO (the "named executives"), is comprised of two elements:

     - Base salary and benefits typically offered to executives by major corporations.

     - Stock option grants to provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. These stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

     For the named executives, other than the CEO and Eugene L. Froelich the Company's former Executive Vice President -- Finance and Administration and Chief Financial Officer (the "CFO"), the Compensation Committee determined that to attract and retain quality executives the primary emphasis should remain in 1997 on base salary rather than performance measured compensation.

     In addition to the above mentioned compensation elements, there are three elements in the Company's executive compensation program for the CEO and the
CFO:

     - Annual incentive compensation.

     - Long-term compensation.

     - Additional incentive compensation linked to maximization of stockholders' value.

COMPENSATION FACTORS

  Base Salary.

     Salary Plan: Every employee of the Company, including the named executives, is assigned a grade level with a salary range that is designed to reflect competitive practice for the position they hold. At the end of each fiscal year, the Compensation Committee reviews and approves an annual salary plan for all executives for the upcoming year. This salary plan is developed under the ultimate direction of the CEO who informs the Compensation Committee as to the amount of proposed remuneration for the Company's executive officers (excluding the CFO). The salaries approved for 1997 reflect consideration of the immediate supervisor's, CEO's, Compensation Committee's and the Board's subjective assessment of the performance of each executive over the past year, planned changes in functional responsibility and judgments as to the expected future contributions of the individual executive.

     Performance Evaluation: The Compensation Committee has taken particular note of the executives' success in effectively directing the Company's operations under the difficult competitive conditions in the markets served by the Company. In its review of the executives' performance and compensation, the Compensation Committee has also taken into account the executives' consistent commitment to the long-term success of the Company through development and support of new or improved products. The Compensation Committee also subjectively assessed past performance and its expectation as to future contributions in leading the Company and its businesses.

     Competitive Data: In accordance with the Compensation Committee's determination to emphasize base salary rather than performance based compensation, total cash compensation for executives in 1994, other than the CEO and CFO, were set to meet or exceed the seventy- fifth percentile (75%) for the specific position held, from a private health care industry survey conducted in 1993 included in a formal report provided by an independent consulting firm. Using the 1993 analysis as a base, 1997 cash compensation was subjectively increased for such executives with a goal not to exceed a five percent (5%) increase in the aggregate as compared to 1996 cash compensation.

     The Compensation Committee considers the total compensation (earned or potentially available) of each of the executives in establishing each element of compensation. After completing their subjective assessment of the above salary factors, the Compensation Committee increased the salaries of the named executives (excluding the CEO and CFO) effective January 1, 1997.

     The base salary for the CEO and CFO for 1997 was in accordance with the five-year employment agreements entered into as of April 1, 1996 (the "Restated Employment Agreements"). The base salary for the CEO and CFO was increased effective April 1, 1996 pursuant to the Restated Employment Agreements with a goal to compensate these executives to meet or exceed the seventy-fifth percentile (75%) for their specific positions and responsibilities based upon a broad- based, major company industry study of executive compensation included in a report provided by an independent consulting firm.

  Benefits.

     In the past, the Company adopted certain broad-based employee benefit plans in which the executives are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Benefits under these and other plans are not tied to Company performance.

     In assessing the Company's overall compensation program, including employee benefits, the Compensation Committee determined a separate retirement program for key executives would provide an incentive in attracting and retaining such executives as well as encourage their contribution to the long-term growth of the Company. Accordingly, the Compensation Committee adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Program (the "SERP Plan") which became effective January 1, 1997. The SERP Plan provides for a retirement income benefit based upon a normal retirement date of age 65 and specified years of service.

  Stock Option Grants.

     Stock options are granted to employees under the 1990 and 1995 Stock Option Plans by the Option Committee which is comprised of two outside directors. These grants are made only after approval by the Compensation Committee. Stock option grants provide the right to purchase shares of Common Stock at the fair market value (the closing price) on the date of grant. Each stock option generally becomes exercisable in three annual installments following the date of grant and has a term from five to ten years. The number of shares covered by an individual's option represents the Option Committee's subjective assessment of the individual's relative value to the Company. During 1997 stock options were granted under the 1995 Stock Option Plan to all three of the Named Officers, other than the CEO and CFO. In determining the amount of options to grant, the Option Committee took into account the items discussed above under "Base Salary", the desire to tie closely the financial interests of the named executives to those of the Company's stockholders and the total amount of options currently held by the named executive. The grants made in 1997 reflect such considerations.

     The CEO and CFO were granted stock options as part of the overall compensation package pursuant to the Restated Employment Agreements.

  Annual Incentive Compensation.

     In addition to the base salary, the CEO and the CFO are and were entitled to earn an annual performance bonus which is based on the pre-tax earnings of the Company. For purposes of calculating the annual bonus, the goals on pre-tax earnings set forth in the CEO's and the CFO's Employment Agreements were carried forward to the Restated Employment Agreements. An annual bonus of $146,872 was paid in February 1997 to both the CEO and CFO based upon the audited 1996 pre-tax earnings pursuant to the Restated Employment Agreements. An annual bonus was not earned by the CEO and CFO based upon the audited 1997 pre-tax earnings.

  Other Long-Term and Incentive Compensation.

     In order to further incentivize the CEO and CFO, and strengthen such executives' ongoing commitment to the Company, on February 27, 1995 the Compensation Committee awarded 65,000 shares of Restricted Stock to both executives (individually the "Executive"). The Restricted Stock is subject to complete forfeiture should the Executive to which it has been awarded be terminated prior to February 27, 1998. Upon the Executive remaining in the employ of the Company through February 27, 1998 the Restricted Stock becomes fully vested. Under certain defined circumstances involving a change of control of the Company the Restricted Stock will vest in full immediately. These Restricted Stock awards provide an additional incentive to the CEO and CFO to remain in the employ of the Company for the full three year vesting period as well as further aligning their financial interests with those of the Company's stockholders.

     As a part of the compensation under the Restated Employment Agreements, the Compensation Committee agreed to grant, subject to stockholder approval, to the CEO and CFO options to individually purchase 350,000 shares of the Company's stock over the five year employment term. Accordingly, on May 14, 1996 the Board adopted the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan (the "Senior Executives Plan") which was approved by the stockholders on July 26, 1996. The CEO and CFO were individually granted 70,000 option shares on July 26, 1996 pursuant to the Senior Executives Plan. The Senior Executives Plan further provides for the grant of 70,000 option shares to both the CEO and CFO on each January 1, from and including January 1, 1997 through and including January 1, 2000, except the CFO's right to receive such options terminated on December 11, 1997.

     The Restated Employment Agreements further provide that in the event of a change of control of the Company, the Executive may terminate the Restated Employment Agreement and be entitled to receive a payment equal to 2.99 times that Executive's average annualized compensation, as defined, over the five year period through the date of the change of control. Also set forth in the Restated Employment Agreements is a bonus upon the sale of the Company or substantially all of its assets or a merger into another company. This bonus is based on the extent to which the sale price exceeds an initial value set forth in the Restated Employment Agreements.

     The bonuses paid pursuant to the Company's plan of reorganization are not under the jurisdiction of the Compensation Committee.

  Conclusion.

     Based on its evaluation of these factors, the Compensation Committee believes that the executive employees of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the Compensation Committee and the Board designed, implemented and administered have contributed to achieving this management focus. The policies, plans and programs used in setting 1997 compensation are consistent with those used when 1996 compensation was set.

     1997 Compensation Committee:

                                          Thomas W. Field, Jr., Chairman
                                          Claude S. Brinegar
                                          Florence F. Courtright
                                          Peter J. Ratican (ex-officio)

                  COMPARISON OF CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five year comparison of cumulative total returns for the Common Stock of the Company, the index for the NASDAQ Stock Market (U.S. Companies) and an index of currently publicly trading operating peer companies (the "Managed Care Group") selected by the Board. The Managed Care Group currently consists of four other managed care companies: Coventry Corporation, Foundation Health Systems, PacifiCare Health Systems, Inc. (Class B Common Stock) and Wellpoint Health Networks. Certain members of the Managed Care Group in prior years are no longer publicly traded. Total return assumes the monthly reinvestment of dividends.

                                        'Maxicare
        Measurement Period          Healthcare Plans,                         Managed Care
      (Fiscal Year Covered)               Inc.'            NASDAQ U.S.            Group
1992                                        100                 100                 100
1993                                      76.47               114.8               96.53
1994                                     118.63              112.21              110.37
1995                                     210.79               158.7              124.04
1996                                     174.51              195.19              107.98
1997                                      85.29              239.53              100.82

                            BUSINESS OF THE COMPANY

     The Company is a holding company which owns various subsidiaries, primarily in the field of managed health care. The Company has a combined enrollment of approximately 515,000 as of December 31, 1997, representing an increase in enrollment of 22% from December 31, 1996. The Company owns and operates a system of seven health maintenance organizations ("HMOs") in California, Indiana, Illinois, Louisiana, North Carolina, South Carolina, and Wisconsin and additionally operates Maxicare Life and Health Insurance Company and HealthAmerica Corporation. Through these subsidiaries, the Company offers an array of employee benefit packages, including group HMO, Medicaid and Medicare HMO, preferred provider organization ("PPO"), point of service ("POS"), group life and accidental death and dismemberment insurance, administrative services only programs, wellness programs and other services and products.

     Through its HMO operations the Company arranges for the delivery of comprehensive health care services to its members for a predetermined, prepaid fee. The Company generally provides these services by contracting on a prospective basis with physician groups for a fixed fee per member per month regardless of the extent and nature of services provided to members, and with hospitals and other providers under a variety of fee arrangements. The Company believes that an HMO offers certain advantages over traditional indemnity health insurance:

     - To the member, an HMO offers comprehensive and coordinated health care programs, including preventive services, with predictable out-of-pocket expense and generally without requiring claims forms.

     - To the employer, an HMO offers an opportunity to improve the breadth and quality of health benefit programs available to employees and their families without a significant increase in cost or administrative burdens.

     To health care providers, such as physician groups and hospitals, an HMO provides a more predictable revenue source.

                          MARKET FOR THE COMMON STOCK

     The Common Stock trades on The Nasdaq Stock Market ("Nasdaq") under the trading symbol MAXI.

     The following table sets forth the high and low sale prices per share on Nasdaq. The quotations are interdealer prices without retail mark-ups, markdowns, or commissions, and may not represent actual transactions.

                                                      SALE PRICE
                                                 --------------------
                COMMON STOCK                      HIGH          LOW
                ------------                     ------        ------
1996
First Quarter................................    $31.13        $24.13
Second Quarter...............................    $28.50        $18.88
Third Quarter................................    $21.50        $13.50
Fourth Quarter...............................    $23.63        $18.25
1997
First Quarter................................    $26.50        $20.00
Second Quarter...............................    $25.50        $20.00
Third Quarter................................    $25.13        $16.94
Fourth Quarter...............................    $20.00         $9.50

     There were 18,627 holders of record of the Common Stock as of March 19, 1998. As of such date, the Company held 7,575 shares of Common Stock as disbursing agent for the benefit of creditors and holders of interests and equity claims under the Reorganization Plan. These shares will be disbursed pursuant to the Reorganization Plan or retired.

     The Company has not paid any cash dividends on its Common Stock and has no current intention of doing so in the foreseeable future. See "Summary of Shareholders' Rights Plan".

                            SELECTED FINANCIAL DATA

                                                           AT AND FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                   1997         1996         1995         1994         1993
                                                ----------   ----------   ----------   ----------   ----------
                                                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AND MEMBERSHIP DATA)
REVENUES......................................   $663,823     $562,765     $477,344     $432,173     $440,186
                                                 --------     --------     --------     --------     --------
EXPENSES
  Health care expenses........................    630,869      503,006      414,296      379,608      394,721
  Marketing, general and administrative
     expenses.................................     55,702       48,753       43,993       44,084       40,998
  Depreciation and amortization...............        751        1,279        1,245        2,087        4,054
  Litigation and management restructuring
     charges(1)...............................     19,000
                                                 --------     --------     --------     --------     --------
          TOTAL EXPENSES......................    706,322      553,038      459,534      425,779      439,773
                                                 --------     --------     --------     --------     --------
INCOME (LOSS) FROM OPERATIONS.................    (42,499)       9,727       17,810        6,394          413
  Investment income...........................      7,481        6,528        6,299        3,319        2,636
  Interest expense............................        (63)         (97)         (58)         (36)         (32)
                                                 --------     --------     --------     --------     --------
INCOME (LOSS) BEFORE INCOME TAXES.............    (35,081)      16,158       24,051        9,677        3,017
INCOME TAX BENEFIT............................                   3,267        3,625        3,658        2,571
                                                 --------     --------     --------     --------     --------
NET INCOME (LOSS).............................    (35,081)      19,425       27,676       13,335        5,588
PREFERRED STOCK DIVIDENDS.....................                                            (5,280)      (5,400)
                                                 --------     --------     --------     --------     --------
NET INCOME (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS................................   $(35,081)    $ 19,425     $ 27,676     $  8,055     $    188
                                                 ========     ========     ========     ========     ========

NET INCOME (LOSS) PER COMMON SHARE (2):
Basic:
  Basic earnings (loss) per common share......   $  (1.96)    $   1.11     $   1.71     $    .78     $    .02
                                                 ========     ========     ========     ========     ========
  Weighted average number of common shares
     outstanding..............................     17,897       17,520       16,158       10,367       10,025
Diluted:
  Diluted earnings (loss) per common share....   $  (1.96)    $   1.05     $   1.53     $    .76     $    .02
                                                 ========     ========     ========     ========     ========
  Weighted average number of common and common
     dilutive potential shares outstanding....     17,897       18,415       18,137       17,581       10,025
BALANCE SHEET DATA:
  Total assets................................   $167,422     $184,522     $162,836     $128,692     $106,807
  Total indebtedness (3)......................   $ 86,386     $ 68,276     $ 68,131     $ 63,342     $ 54,422
  Shareholders' equity........................   $ 81,036     $116,246     $ 94,705     $ 65,350     $ 52,385
MEMBERSHIP DATA:
  Number of members...........................    515,000      423,000      345,000      292,000      308,000

---------------
(1) A $16.0 million litigation charge was recorded in the first quarter of 1997 as a result of a ruling by the Commonwealth of Pennsylvania Board of Claims denying any recovery by the Company on its claim against the Pennsylvania Department of Public Welfare in connection with the operation of a Medicaid managed care program from 1986 through 1989. A $3.0 million management restructuring charge was recorded in the fourth quarter of 1997 for termination expenses primarily related to the settlement of certain obligations pursuant to the former chief financial officer's employment agreement.

(2) Earnings per share for the years ended December 31, 1996, 1995, 1994, and 1993 have been restated as required by Statement of Financial Accounting Standards No. 128 "Earnings per Share".

(3) Includes long-term liabilities of $195, $511, $1,155, $887 and $504 in 1997, 1996, 1995, 1994 and 1993, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996.

     The Company reported a net loss of $35.1 million for the year ended December 31, 1997 after recording a $16.0 million non-cash litigation charge and a $3.0 million management restructuring charge. This compares to net income of $19.4 million for 1996 which included a tax benefit of $3.3 million. Net loss per common share on a diluted basis was $1.96 for 1997 compared to net income of $1.05 for 1996.

     Revenues for the year ended December 31, 1997 increased by $101.0 million to $663.8 million, an increase of 18.0% as compared to 1996. This increase was primarily due to a 24.7% membership increase, offset in part by a 16.9% decline in the average governmental premium revenue per member per month ("PMPM") as a result of the growth in the lower premium revenue PMPM Medicaid line of business and a .8% decline in the average commercial premium revenue PMPM. Commercial premiums increased $10.5 million or 2.3% to $457.6 million, primarily as a result of a 3.2% increase in membership. Governmental premiums increased $92.6 million or 85.9% to $200.5 million as a result of a 123.9% increase in membership primarily generated by growth in the Medicaid line of business in California and Indiana.

     Health care expenses for the year ended December 31, 1997, including increases to health care claims reserves in the third and fourth quarter, increased by $127.9 million to $630.9 million, an increase of 25.4% as compared to 1996. Health care expenses as a percentage of premium revenues (the "medical loss ratio") increased 5.3 percentage points to 95.9%, primarily as a result of the growth in the higher medical loss ratio Medicaid line of business, higher prescription drug costs and increases to health care claims reserves.

     Marketing, general and administrative ("M,G&A") expenses were $55.7 million for the year ended December 31, 1997 as compared to $48.8 million for 1996. M,G&A expenses decreased as a percentage of revenues to 8.4% in 1997 from 8.7% in 1996.

     The Company recorded in the first quarter of 1997 a $16.0 million litigation charge as a result of a ruling by the Commonwealth of Pennsylvania Board of Claims denying the Company recovery on its receivable of $15.0 million due the Company from the Pennsylvania Department of Public Welfare and related litigation costs. A $3.0 million management restructuring charge was recorded in the fourth quarter of 1997 for termination expenses primarily related to the settlement of certain obligations pursuant to the former chief financial officer's employment agreement.

     Investment income for the year ended December 31, 1997 increased by $1.0 million to $7.5 million as compared to $6.5 million in 1996. The slight increase in investment income was primarily due to higher cash and investment balances.

     For the year ended December 31, 1997, the Company reported a provision for income taxes of $61,000 and an offsetting income tax benefit of $61,000 due to the Company increasing its deferred tax asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". The Company reported a $3.3 million income tax benefit for the year ended December 31, 1996, primarily due to the recognition of a $4.0 million tax benefit ($3.4 million recognized in the fourth quarter).

THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995.

     The Company reported net income of $19.4 million for the year ended December 31, 1996 compared to $27.7 million for 1995. Net income per common share on a diluted basis was $1.05 for the year ended December 31, 1996 compared to $1.53 for 1995.

     For the year ended December 31, 1996, the Company reported revenues of $562.8 million, an increase of $85.4 million or 17.9% when compared to 1995. Commercial premiums increased $38.3 million or 9.4% to $447.2 million as a result of a 14.7% increase in membership primarily in California and Indiana, offset in part by a 5.7% decline in the average premium revenue PMPM. Governmental premiums increased $47.6 million or 79.0% to $107.8 million as a result of an 88.3% increase in membership primarily generated by growth in the

Medicaid line of business in California and Indiana. The premium revenue PMPM for the Medicaid and Medicare lines of business increased by .7% and 5.8%, respectively, however, the average premium revenue PMPM for governmental premiums declined by 4.9% as a result of greater growth in the lower premium revenue PMPM Medicaid line of business. Other Income includes the recording in the fourth quarter of 1996 a $5.2 million credit resulting from a reduction in an estimated distribution payable pursuant to the Reorganization Plan.

     Health care expenses, including increases in estimated claims payable in the fourth quarter of 1996, increased 21.4% or $88.7 million for the year ended December 31, 1996 as compared to 1995. The medical loss ratio increased 2.3 percentage points to 90.6% as a result of higher prescription drug costs, the effect of the decline in the average commercial premium revenue PMPM particularly in the California HMO, and the growth in the higher medical loss ratio Medicaid line of business.

     M,G&A expenses were $48.8 million for the year ended December 31, 1996 as compared to $44.0 million for 1995. M,G&A expenses as a percentage of revenues decreased from 9.2% to 8.7% for the year ended December 31, 1996 as compared to the same period in 1995. Depreciation and amortization expense for the year ended December 31, 1996 remained relatively constant at $1.3 million when compared to 1995.

     Investment income for the year ended December 31, 1996 increased by $.2 million to $6.5 million as compared to 1995. The slight increase in investment income was primarily due to larger cash and investment balances.

     The Company reported a $3.3 million income tax benefit for the year ended December 31, 1996, primarily due to the recognition of a $4.0 million tax benefit ($3.4 million recognized in the fourth quarter) as a result of the Company increasing its deferred tax asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". The Company reported a $3.6 million income tax benefit for the year ended December 31, 1995, primarily due to the recognition in the fourth quarter of a $4.0 million tax benefit.

LIQUIDITY AND CAPITAL RESOURCES

     All of the Company's operating subsidiaries are direct subsidiaries of the Company. The Company's HMOs are federally qualified and are licensed in the states where they operate. Certain of the Company's operating subsidiaries are subject to state regulations which require compliance with certain statutory deposit, dividend distribution and net worth requirements. To the extent the operating subsidiaries must comply with these regulations, they may not have the financial flexibility to transfer funds to the Company. The Company's proportionate share of net assets (after inter-company eliminations) which, at December 31, 1997, may not be transferred to the Company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party is referred to as "Restricted Net Assets". Restricted Net Assets of these operating subsidiaries were $37.2 million at December 31, 1997, with deposit requirements and limitations imposed by state regulations on the distribution of dividends representing $12.8 million and $11.0 million of the Restricted Net Assets, respectively, and net worth requirements in excess of deposit requirements and dividend limitations representing the remaining $13.4 million. The Company's total Restricted Net Assets at December 31, 1997 were $37.5 million. In addition to the $13.4 million in cash, cash equivalents and marketable securities held by the Company, approximately $9.4 million in funds held by operating subsidiaries could be considered available for transfer to the Company at December 31, 1997.

     The operating HMOs currently pay monthly fees to the Company pursuant to administrative services agreements for various management, financial, legal, computer and telecommunications services. The Company believes that for the foreseeable future it will have sufficient resources to fund ongoing operations and remain in compliance with statutory financial requirements.

     The Company is in the process of upgrading its current management information systems to address and recognize the year 2000. These system upgrades have been partially completed through December 1997 and are expected to be implemented by the end of 1998 or early 1999. Implementation costs are expensed as incurred and are not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

     With a current ratio (i.e., current assets divided by current liabilities) of 1.75 and less than $200,000 of long-term liabilities at December 31, 1997, the Company does not believe that it will need additional working capital to fund its current operations for the foreseeable future. However, the Company is presently pursuing obtaining a committed line of credit to supplement its working capital. Although the Company believes that it will be able to secure a committed line of credit or raise additional working capital through either an equity offering, or borrowings if it so desired, the Company cannot state with any degree of certainty at this time whether additional equity capital or working capital will be available to it, and if available, would be at terms and conditions acceptable to the Company.

FORWARD LOOKING INFORMATION

     General -- This Rejection/Revocation Solicitation contains and incorporates by reference forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on certain assumptions and current expectations that involve a number of risks and uncertainties, many of which are beyond the Company's control. These risks and uncertainties include limitations on premium levels, greater than anticipated increases in healthcare expenses, benefit mandates, variances in anticipated enrollment as a result of competition or other factors, changes to the laws or funding of Medicare and Medicaid programs, and increased regulatory requirements of dividending, minimum capital, reserve and other financial solvency requirements. These statements are forward looking and actual results could differ materially from those projected in the forward looking statements, which statements involve risks and uncertainties. In addition, past financial performance is not necessarily a reliable indicator of future performance and investors should not use historical performance to anticipate results or future period trends. Stockholders are also directed to disclosures in this and other documents filed by the Company with the SEC.

     Business Strategy -- The Company's business strategy includes strengthening its position in the markets it serves by: marketing an expanded range of managed care products and services, providing superior service to the Company's members and employer groups, enhancing long-term relationships and arrangements with health care providers, and selectively targeting geographic areas within a state for expansion through increased penetration or development of new areas. The Company continually evaluates opportunities to expand its business as well as evaluates the investment in these businesses. In December 1997, the Company undertook a restructuring of management and commenced an evaluation of the Company's operations and businesses with a view towards enhancing the Company's operations and focusing on the Company's operations which have generated substantially all of the membership growth and profits in recent years. For the year ended December 31, 1997 the Company reported a net loss of $35.1 million which included a $16.0 million non-cash litigation charge and a $3.0 million management restructuring charge. Excluding these charges, the Company would have reported a net loss of $16.1 million which was virtually entirely due to losses reported for the Company's Illinois and Carolinas health plans. The Company is currently reviewing and pursuing strategic alternatives with respect to these and its other health plans which may include dispositions and or acquisitions in support of the Company's business strategy.

                        COST AND METHOD OF SOLICITATION

     In addition to the solicitation of WHITE REJECTION/REVOCATION CARDS by use of the mails, WHITE REJECTION/REVOCATION CARDS may also be solicited by the Company and its directors, officers and management-level employees (who will receive no compensation therefor in addition to their regular salaries and fees) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks and brokers who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the soliciting materials to those persons for whom they hold such shares.

     The Company has retained D. F. King & Co., Inc. ("D. F. King") to assist in the solicitation of WHITE REJECTION/REVOCATION CARDS. D. F. King will provide various solicitation advisory and solicitation services for the Company at a cost not to exceed $30,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that D. F. King will use up to approximately 40 persons in such solicitation.

     Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of WHITE REJECTION/REVOCATION CARDS by the Company will be
approximately $          , of which approximately $          has been incurred
to date. This amount includes the fees payable to D. F. King but excludes the salaries and fees of officers, directors, and employees of the Company. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the consent contest discussed below.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP were the independent accountants for the Company for the year ended December 31, 1997. The Audit Committee will be recommending for approval by the Board, the annual appointment of independent accountants for the year ending December 31, 1998 at the July 1998 meeting of the Board.

                      SUMMARY OF SHAREHOLDERS' RIGHTS PLAN

     On February 24, 1998, the Board declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $0.01 per share of Common Stock of the Company. The dividend was payable to the shareholders of record on March 16, 1998, and with respect to Common Stock issued thereafter, until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Stock issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one five-hundredths of a share of Series B Preferred Stock, $0.01 par value (the "Preferred Shares"), of the Company at a price of $45.00 per one five-hundredths of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), dated as of February 24, 1998.

     Initially, the Rights will be attached to all certificates representing Common Stock then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the Common Stock upon the earliest to occur of (i) the date of a public announcement that, without the prior consent of a majority of the Disinterested Directors (as defined below), a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding Common Stock (except pursuant to a Permitted Offer, as hereinafter defined), or (ii) 10 days (or such later date as the Board may determine) following the commencement or announcement of an intention to make a tender or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Stock causes a Distribution Date pursuant to clause
(i) above is an "Acquiring Person". The date that a person or group announces publicly that it has become an Acquiring Person is the "Shares Acquisition Date". Any holder that had advised the Company that it holds in excess of 15% of the Common Stock as of February 24, 1998 has been "grandfathered" with respect to its then position, including an allowance for certain small incremental additions thereto.

     "Disinterested Directors" are "Continuing Directors" who are not officers or employees of the Company and who are not Acquiring Persons or their affiliates, associates or representatives of any of them, or any person who was directly or indirectly proposed or nominated as a director of the Company by an Acquiring Person and certain related parties and "Continuing Directors" are the members of the Board as of February 24, 1998 or persons recommended to succeed a Continuing Director by a majority of Continuing Directors.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after March 16, 1998, upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of March 16, 1998, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (and to each initial record holder of certain Common Stock issued after the Distribution
Date), and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 23, 2008, unless earlier redeemed by the Company as described below.

     In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding Common Stock at a price and on terms which a majority of the Disinterested Directors determines to be adequate and in the best interests of the Company and its shareholders, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise Common Stock or one five-hundredths of a share of Preferred Shares (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

     In the event that, at any time following the Shares Acquisition Date, (i) the Company consolidates with, or merges into, an Acquiring Person, or an affiliate or associate thereof, or any person or entity in which such Acquiring Person, affiliate or associate has an interest or which is acting in concert with such Acquiring Person, affiliate or associate (an "Interested Stockholder"), or any other entity (if all holders of Common Stock are not treated alike in such transaction), (ii) an Interested Stockholder or any other entity (if all holders of Common Stock are not treated alike in such transaction) consolidates with, or mergers into the Company (other than, in the case of either transaction described in (i) and (ii) above, certain reorganization transactions), or (iii) the Company sells or otherwise transfers (in one transaction or a series of transactions) 50% or more of the assets or earning power of the Company to an Interested Stockholder or to any other entity (if all holders of Common Stock are not treated alike in such transaction), proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth below) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring or surviving company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) having a value equal to two times the exercise price of the Right.

     The Purchase Price payable, and the number of Preferred Shares, Common Stock or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding cash dividends) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the Purchase Price payable are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable, except at the election of the Company for Common Stock. Each Preferred Share will be entitled to a dividend per share of 500 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled (after the payment of any liquidation preference on any other series of preferred stock) to $100 per share, plus the holders of the Preferred Shares and the holders of the Common Stock will share the remaining assets in the ratio of 500 to 1 (as adjusted) for each Preferred Share and share of Common Stock so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 500 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one five-hundredths or integral multiples of one five-hundredths of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the Common Stock, the Board (with the approval of a majority of the Disinterested Directors) may exchange the Rights (other than the Rights owned by the Acquiring Person or its Associates and Affiliates, which shall have become void) at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Board can substitute one five-hundredths of a Preferred Share for some or all of the Common Stock per Right.

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, and under certain other circumstances, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board (with the approval of a majority of the Disinterested Directors). Additionally, following the Shares Acquisition Date, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving an Acquiring Person or its affiliates or associates and provided further that this redemption right shall not exist for 180 days following the Shares Acquisition Date under certain circumstances.

     All of the provisions of the Rights Agreement may be amended by the Board (with the approval of a majority of the Disinterested Directors) prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders of the Company, shareholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

     A copy of the Rights Agreement has been filed with the SEC as an Exhibit to Form 8-K, dated March 13, 1998. A copy of the Rights Agreement is available free of charge from the Company.

                             ADDITIONAL INFORMATION

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) AS FILED WITH THE SEC ARE AVAILABLE UPON WRITTEN REQUEST FROM THE OFFICE OF INVESTOR RELATIONS, MAXICARE HEALTH PLANS, INC., 1149 SOUTH BROADWAY STREET, LOS ANGELES, CALIFORNIA 90015.

                                          By Order of the Board of Directors,

                                          Alan D. Bloom
                                          Secretary

Los Angeles, California
Dated: April   , 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Maxicare Health Plans, Inc.

     We have audited the accompanying consolidated balance sheets of Maxicare Health Plans, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxicare Health Plans, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                ERNST & YOUNG LLP

Los Angeles, California
February 6, 1998, except Note 5
which date is February 28, 1998

                          MAXICARE HEALTH PLANS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS EXCEPT PAR VALUE)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
CURRENT ASSETS
  Cash and cash equivalents -- Note 2.......................  $ 51,881    $ 55,568
  Marketable securities -- Note 2...........................    47,843      58,650
  Accounts receivable, net -- Note 2........................    26,024      33,107
  Deferred tax asset -- Note 7..............................    18,061      18,000
  Prepaid expenses..........................................     6,763       3,001
  Other current assets......................................       653         279
                                                              --------    --------
          TOTAL CURRENT ASSETS..............................   151,225     168,605
                                                              --------    --------
PROPERTY AND EQUIPMENT
  Leasehold improvements....................................     5,441       5,441
  Furniture and equipment...................................    18,135      18,875
                                                              --------    --------
                                                                23,576      24,316
     Less accumulated depreciation and amortization.........    22,330      22,875
                                                              --------    --------
     NET PROPERTY AND EQUIPMENT.............................     1,246       1,441
                                                              --------    --------
LONG-TERM ASSETS
  Long-term receivables.....................................       509         109
  Restricted investments -- Note 2..........................    14,135      14,099
  Intangible assets, net....................................       307         268
                                                              --------    --------
          TOTAL LONG-TERM ASSETS............................    14,951      14,476
                                                              --------    --------
          TOTAL ASSETS......................................  $167,422    $184,522
                                                              ========    ========
CURRENT LIABILITIES
  Estimated claims and other health care costs payable......  $ 67,334    $ 52,294
  Accounts payable..........................................       528         711
  Deferred income...........................................     7,220       7,234
  Accrued salary expense....................................     3,304       3,376
  Other current liabilities.................................     7,805       4,150
                                                              --------    --------
          TOTAL CURRENT LIABILITIES.........................    86,191      67,765
LONG-TERM LIABILITIES.......................................       195         511
                                                              --------    --------
          TOTAL LIABILITIES.................................    86,386      68,276
                                                              --------    --------
COMMITMENTS AND CONTINGENCIES -- Note 4
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value -- 40,000 shares authorized,
     1997 -- 17,936 shares and 1996 -- 17,565 shares issued
     and outstanding -- Note 5..............................       179         176
  Additional paid-in capital................................   254,376     249,804
  Notes receivable from shareholders -- Note 6..............    (4,704)
  Accumulated deficit.......................................  (168,815)   (133,734)
                                                              --------    --------
          TOTAL SHAREHOLDERS' EQUITY........................    81,036     116,246
                                                              --------    --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $167,422    $184,522
                                                              ========    ========

                See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
REVENUES
  Commercial premiums......................................  $457,628    $447,151    $408,901
  Governmental premiums....................................   200,452     107,819      60,233
  Other income.............................................     5,743       7,795       8,210
                                                             --------    --------    --------
          TOTAL REVENUES...................................   663,823     562,765     477,344
                                                             --------    --------    --------
EXPENSES
  Physician services.......................................   267,604     221,259     183,918
  Hospital services........................................   244,540     188,227     148,546
  Outpatient services......................................   101,854      79,403      67,482
  Other health care expense................................    16,871      14,117      14,350
                                                             --------    --------    --------
          TOTAL HEALTH CARE EXPENSES.......................   630,869     503,006     414,296
  Marketing, general and administrative expenses...........    55,702      48,753      43,993
  Depreciation and amortization............................       751       1,279       1,245
  Litigation and management restructuring charges--Note
     9.....................................................    19,000
                                                             --------    --------    --------
          TOTAL EXPENSES...................................   706,322     553,038     459,534
                                                             --------    --------    --------
INCOME (LOSS) FROM OPERATIONS..............................   (42,499)      9,727      17,810
  Investment income........................................     7,481       6,528       6,299
  Interest expense.........................................       (63)        (97)        (58)
                                                             --------    --------    --------
INCOME (LOSS) BEFORE INCOME TAXES..........................   (35,081)     16,158      24,051
INCOME TAX BENEFIT.........................................                 3,267       3,625
                                                             --------    --------    --------
NET INCOME (LOSS)..........................................  $(35,081)   $ 19,425    $ 27,676
                                                             ========    ========    ========
NET INCOME (LOSS) PER COMMON SHARE
  -- Note 2:
Basic:
  Basic Earnings (Loss) Per Common Share...................  $  (1.96)   $   1.11    $   1.71
                                                             ========    ========    ========
  Weighted average number of common shares outstanding.....    17,897      17,520      16,158
                                                             ========    ========    ========
Diluted:
  Diluted Earnings (Loss) per Common Share.................  $  (1.96)   $   1.05    $   1.53
                                                             ========    ========    ========
  Weighted average number of common and common dilutive
     potential shares outstanding..........................    17,897      18,415      18,137
                                                             ========    ========    ========

                See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $(35,081)   $ 19,425    $ 27,676
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
  Depreciation and amortization.............................       751       1,279       1,245
  Benefit from deferred income taxes........................       (61)     (4,000)     (4,000)
  Amortization of restricted stock..........................       426         699         583
  Provision for long-term receivables valuation allowance...                             2,004
  Litigation and management restructuring charges...........    19,000
  Changes in assets and liabilities:
     Increase in accounts receivable........................    (7,917)       (161)    (14,632)
     Increase (decrease) in estimated claims and other
      health care costs payable.............................    15,040       5,280        (446)
     Increase (decrease) in deferred income.................       (14)      1,962       2,934
     Changes in other miscellaneous assets and
      liabilities...........................................    (4,303)     (8,511)      2,928
                                                              --------    --------    --------
Net cash provided by (used for) operating activities........   (12,159)     15,973      18,292
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Dispositions of property and equipment....................                                 5
  Purchases of property and equipment.......................      (301)        (81)       (250)
  Increase in restricted investments........................       (36)     (1,506)     (1,640)
  Reductions to long-term receivables.......................                    91          81
  Additions to long-term receivables........................      (400)
  Proceeds from sales and maturities of marketable
     securities.............................................    52,946      51,495      48,460
  Purchases of marketable securities........................   (42,139)    (60,486)    (54,561)
  Loans to shareholders.....................................    (4,458)
                                                              --------    --------    --------
Net cash provided by (used for) investing activities........     5,612     (10,487)     (7,905)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations.....................      (384)       (505)       (171)
  Stock options exercised...................................     3,613       1,417       1,621
  Repurchase of restricted stock............................      (369)
  Redemption of preferred stock.............................                              (525)
                                                              --------    --------    --------
Net cash provided by financing activities...................     2,860         912         925
                                                              --------    --------    --------
Net increase (decrease) in cash and cash equivalents........    (3,687)      6,398      11,312
Cash and cash equivalents at beginning of year..............    55,568      49,170      37,858
                                                              --------    --------    --------
Cash and cash equivalents at end of year....................  $ 51,881    $ 55,568    $ 49,170
                                                              ========    ========    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for --
     Interest...............................................  $     57    $    106    $     37
     Income taxes...........................................  $    100    $    347    $  2,689
Supplemental schedule of non-cash investing activities:
  Capital lease obligations incurred for purchase of
     property and equipment and intangible assets...........  $    150                $    963
Supplemental schedule of non-cash financing activities:
  Reclassification of preferred stock capital accounts to
     common stock capital accounts pursuant to the
     conversion of preferred stock to common stock..........                          $ 53,195
  Issuance of restricted stock..............................                          $  2,096

                See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                 NUMBER OF               NUMBER OF            ADDITIONAL
                                 PREFERRED   PREFERRED    COMMON     COMMON    PAID-IN               ACCUMULATED
                                  SHARES       STOCK      SHARES     STOCK     CAPITAL      OTHER      DEFICIT      TOTAL
                                 ---------   ---------   ---------   ------   ----------   -------   -----------   --------
Balances at December 31,
  1994.........................    2,290        $23       10,850      $108     $246,054               $(180,835)   $ 65,350
  Stock options exercised......                              189         2        1,619                               1,621
  Restricted stock issued......                              130         1           (1)
  Restricted stock amortized...                                                     583                                 583
  Preferred stock converted to
     common stock..............   (2,269)       (23)       6,251        63          (40)
  Preferred stock redeemed.....      (21)                                          (525)                               (525)
  Net income...................                                                                          27,676      27,676
                                  ------        ---       ------      ----     --------    -------    ---------    --------
Balances at December 31,
  1995.........................        0          0       17,420       174      247,690                (153,159)     94,705
  Stock options exercised......                              145         2        1,415                               1,417
  Restricted stock amortized...                                                     699                                 699
  Net income...................                                                                          19,425      19,425
                                  ------        ---       ------      ----     --------    -------    ---------    --------
Balances at December 31,
  1996.........................        0          0       17,565       176      249,804                (133,734)    116,246
  Stock options exercised......                              403         4        3,609                               3,613
  Restricted stock amortized...                                                     426                                 426
  Retirement of restricted
     stock.....................                              (32)       (1)        (368)                               (369)
  Adjustment to paid-in capital
     for deferred
     compensation..............                                                     905                                 905
  Notes receivable from
     shareholders..............                                                            $(4,704)                  (4,704)
  Net loss.....................                                                                         (35,081)    (35,081)
                                  ------        ---       ------      ----     --------    -------    ---------    --------
Balances at December 31,
  1997.........................        0        $ 0       17,936      $179     $254,376    $(4,704)   $(168,815)   $ 81,036
                                  ======        ===       ======      ====     ========    =======    =========    ========

                See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS DESCRIPTION

     Maxicare Health Plans, Inc., a Delaware corporation ("MHP"), is a holding company which owns various subsidiaries, primarily health maintenance organizations ("HMOs"). MHP operates HMOs in California, Indiana, Illinois, Louisiana, North Carolina, South Carolina and Wisconsin. All of MHP's HMOs are federally qualified by the United States Department of Health and Human Services and are generally regulated by the Department of Insurance of the state in which they are domiciled (except the California HMO, which is regulated by the California Department of Corporations).

     Maxicare Life and Health Insurance Company ("MLH"), a licensed insurance company and wholly-owned subsidiary of MHP, operates preferred provider organizations ("PPOs") in Illinois, Indiana, Louisiana, North Carolina and California which constitute approximately 1% of the consolidated enrollment of MHP and subsidiaries (the "Company") at December 31, 1997. In addition, MLH writes policies for group life and accidental death and dismemberment insurance; however, these lines of business make up less than 1% of the Company's revenues for the year ended December 31, 1997.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments that are both readily convertible into known amounts of cash and mature within 90 days from their date of purchase to be cash equivalents.

     Cash and cash equivalents consist of the following at December 31:

                                                             1997         1996
                                                           ---------    ---------
                                                           (AMOUNTS IN THOUSANDS)
Cash.....................................................   $ 6,379      $ 5,378
Certificates of deposit..................................     6,552        8,163
Commercial paper.........................................     3,191       13,535
Money market funds.......................................     9,403        9,787
Repurchase agreements....................................     8,783        3,258
U.S. Government obligations..............................    15,533       15,447
Corporate notes..........................................     2,040
                                                            -------      -------
                                                            $51,881      $55,568
                                                            =======      =======

  Investments

     Realized gains and losses and unrealized losses judged to be other than temporary with respect to available-for-sale and held-to-maturity securities are included in the determination of net income. The cost of

                          MAXICARE HEALTH PLANS, INC.

securities sold is based on the specific identification method. Fair values of marketable securities are based on published or quoted market prices.

     The Company has designated its marketable securities included in current assets as available-for-sale. Such securities have been recorded at amortized cost as the unrealized gain or loss in such securities is immaterial.

     The Company's restricted investments consist of securities restricted to specific purposes as required by various governmental regulations. These securities have been designated as held-to-maturity as the Company has the intent and the ability to hold them to maturity. These securities are stated at amortized cost.

     During 1997, the Company sold marketable securities having a book value of $15.9 million, realizing a net gain of $178,000.

     The following is a summary of investments at December 31 (gross unrealized gains and losses are immaterial):

                                               1997                     1996
                                      ----------------------   ----------------------
                                      AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                        COST      FAIR VALUE     COST      FAIR VALUE
                                      ---------   ----------   ---------   ----------
                                                  (AMOUNTS IN THOUSANDS)
Available-for-sale:
  U.S. Government obligations.......   $45,585     $45,603      $48,467     $48,354
  Corporate notes...................     2,232       2,252        9,632       9,700
  Other.............................        26          26          551         564
                                       -------     -------      -------     -------
                                       $47,843     $47,881      $58,650     $58,618
                                       =======     =======      =======     =======
Held-to-maturity:
  U.S. Government obligations.......   $11,159     $11,176      $10,974     $10,991
  Corporate notes...................       101         101
  Other.............................     2,875       2,875        3,125       3,125
                                       -------     -------      -------     -------
                                       $14,135     $14,152      $14,099     $14,116
                                       =======     =======      =======     =======

     The contractual maturities of investments at December 31, 1997 were as follows:

                                                        AMORTIZED     ESTIMATED
                                                          COST        FAIR VALUE
                                                        ---------     ----------
                                                         (AMOUNTS IN THOUSANDS)
Available-for-sale:
  Due in one year or less.............................   $10,812       $10,854
  Due after one year through five years...............    37,031        37,027
                                                         -------       -------
                                                         $47,843       $47,881
                                                         =======       =======
Held-to-maturity:
  Due in one year or less.............................   $13,458       $13,477
  Due after one year through five years...............       677           675
                                                         -------       -------
                                                         $14,135       $14,152
                                                         =======       =======

                          MAXICARE HEALTH PLANS, INC.

  Accounts Receivable

     Accounts receivable consisted of the following at December 31:

                                                           1997          1996
                                                         --------      --------
                                                         (AMOUNTS IN THOUSANDS)
Premiums receivable....................................  $28,563       $33,330
Allowance for retroactive billing adjustments..........   (6,926)       (5,112)
                                                         -------       -------
Premiums receivable, net...............................   21,637        28,218
Other..................................................    4,387         4,889
                                                         -------       -------
Accounts receivable, net...............................  $26,024       $33,107
                                                         =======       =======

     Premiums receivable included as of December 31, 1996 an estimated $15.0 million for amounts due the Company with respect to the prior operation of a governmental managed care program of which $10.0 million was recorded as Other Income for the year ended December 31, 1995. This receivable was written off by the Company in the first quarter of 1997 in conjunction with the recording of a $16.0 million litigation charge.

  Property and Equipment

     Property and equipment are recorded at cost and include assets acquired through capital leases and improvements that significantly add to the productive capacity or extend the useful lives of the assets. Costs of maintenance and repairs are charged to expense as incurred. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the assets. The costs of major remodeling and improvements are capitalized as leasehold improvements. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining term of the applicable lease or the life of the asset.

  Intangible Assets

     Intangible assets consist primarily of purchased computer software and are amortized using the straight-line method over five years. Accumulated amortization of intangible assets at December 31, 1997 and 1996 is $2.0 million and $1.8 million, respectively.

  Revenue Recognition

     Premiums are recorded as revenue in the month for which enrollees are entitled to health care services. Premiums collected in advance are deferred. A portion of premiums is subject to possible retroactive adjustment. Provision has been made for estimated retroactive adjustments to the extent the probable outcome of such adjustments can be determined. Any other revenues are recognized as services are rendered.

  Health Care Expense Recognition

     The cost of health care services is expensed in the period the Company is obligated to provide such services. The Company's HMOs arrange for the provision of health care services primarily through capitation arrangements. Under capitation contracts, the HMO pays the health care provider a fixed amount per member per month to cover the payment of all or most medical services regardless of utilization. Where the Company retains the financial responsibility for specialist referrals, hospital utilization and other health care costs, the Company establishes an accrual for estimated claims payable including claims reported as of the balance sheet date and estimated (based upon utilization trends and projections of historical developments) costs of health care services rendered but not reported. Estimated claims payable are continually monitored and reviewed and, as settlements are made or accruals adjusted, differences are reflected in current operations.

                          MAXICARE HEALTH PLANS, INC.

  Insurance

     The Company's operating entities, except in North Carolina, South Carolina and California, are self-insured for risks on certain medical and hospital claims incurred by their members. The North Carolina and South Carolina HMOs maintain medical and hospital claims reinsurance coverage with MLH. The California HMO maintains medical and hospital claims reinsurance coverage for its Los Angeles County Medicaid line of business with Health Care Assurance Company Limited ("HCAC"), a wholly-owned subsidiary of MHP.

     In addition, the Company's operating entities are self-insured for medical malpractice claims with the exception of the California HMO, which maintains malpractice coverage through HCAC.

  Premium Deficiencies

     Estimated future health care costs and maintenance expenses under a group of contracts in excess of estimated future premiums and reinsurance recoveries on those contracts are recorded as a loss when determinable. No such deficiencies exist at December 31, 1997.

  Net Income Per Common Share

     Effective December 15, 1997 the Company was required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share". SFAS No. 128 requires the presentation of "basic earnings per share" (which excludes dilution) and "diluted earnings per share" as replacements for primary earnings per share and fully diluted earnings per share. Restatement of all earnings per share calculations presented in the financial statements is required by SFAS No. 128.

     Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Common shares issued upon the conversion of preferred stock have been included in the weighted average number of common shares outstanding subsequent to the conversion date.

     Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding, after giving effect to stock options with an exercise price less than the average market price for the period and shares assumed to be issued upon conversion of the Company's preferred stock. Common shares issued upon the conversion of preferred stock have been included in the weighted average number of common shares outstanding and the preferred shares have been excluded from the weighted average number of common equivalent shares outstanding subsequent to the conversion date.

                          MAXICARE HEALTH PLANS, INC.

     The following is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share for each period presented in the financial statements:

                                                  YEARS ENDED DECEMBER 31,
                                               ------------------------------
                                                 1997       1996       1995
                                               --------    -------    -------
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Numerator -- Net income (loss)...............  $(35,081)   $19,425    $27,676
                                               ========    =======    =======
Denominator --
  Weighted average number of common shares
     outstanding.............................    17,897     17,520     16,158
                                               ========    =======    =======
Basic earnings (loss) per common share.......  $  (1.96)   $  1.11    $  1.71
                                               ========    =======    =======
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Numerator -- Net income (loss)...............  $(35,081)   $19,425    $27,676
                                               ========    =======    =======
Denominator --
  Weighted average number of common shares
     outstanding.............................    17,897     17,520     16,158
  Dilutive stock options.....................                  895        820
  Dilutive impact of preferred stock
     outstanding through March 14, 1995......                           1,159
                                               --------    -------    -------
                                                 17,897     18,415     18,137
                                               ========    =======    =======
Diluted earnings (loss) per common share.....  $  (1.96)   $  1.05    $  1.53
                                               ========    =======    =======

     Stock options are excluded from the calculation of diluted loss per share for 1997 because the inclusion of stock options would have an anti-dilutive effect.

  Stock Options

     In October 1995, SFAS No. 123 "Accounting for Stock -- Based Compensation" was issued which provides an alternative to Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees". SFAS No. 123 encourages, but does not require, that compensation expense for grants of stock, stock options and other equity instruments to employees be based on the fair value of such instrument. The Statement also allows companies to continue to measure compensation expense using the intrinsic value method prescribed by APB Opinion No. 25. The Company has elected to continue with the intrinsic value based method.

     With respect to stock options granted at an exercise price which is less than the fair market value on the date of grant, the difference between the option exercise price and market value at date of grant is charged to operations over the period the options vest. Income tax benefits attributable to stock options are credited to Additional Paid-in Capital when exercised.

  Restrictions on Fund Transfers

     Certain of the Company's operating subsidiaries are subject to state regulations which require compliance with certain statutory deposit, dividend distribution and net worth requirements. To the extent the operating subsidiaries must comply with these regulations, they may not have the financial flexibility to transfer funds to MHP. MHP's proportionate share of net assets (after inter-company eliminations) which, at December 31, 1997, may not be transferred to MHP by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party is referred to as "Restricted Net Assets". Restricted Net Assets of these operating subsidiaries were $37.2 million at December 31, 1997, with deposit requirements and limitations imposed by state regulations on the distribution of dividends representing $12.8 million and $11.0 million of the Restricted

                          MAXICARE HEALTH PLANS, INC.

Net Assets, respectively, and net worth requirements in excess of deposit and dividend limitations representing the remaining $13.4 million. The Company's total Restricted Net Assets at December 31, 1997 were $37.5 million. In addition to the $13.4 million in cash, cash equivalents and marketable securities held by MHP, approximately $9.4 million in funds held by operating subsidiaries could be considered available for transfer to MHP at December 31, 1997.

  Reclassifications

     Certain amounts for 1996 have been reclassified to conform to the 1997 presentation.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and premiums receivable. The Company's investments in marketable securities are managed by internal investment managers within the guidelines established by the Board of Directors, which, as a matter of policy, limit the amounts which may be invested in any one issuer. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of employer groups comprising the Company's customer base. As of December 31, 1997 management believes that the Company had no significant concentrations of credit risk.

NOTE 3 -- LITIGATION

     The Company is involved in litigation arising in the normal course of business, which, in the opinion of management, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Company has operating leases, some of which provide for initial free rent and all of which provide for subsequent rent increases. Rental expense is recognized on a straight-line basis with rental expense of $2.3 million, $2.4 million and $2.5 million reported for the years ended December 31, 1997, 1996 and 1995, respectively. Sublease rental revenue of $72,000 is reported for the year ended December 31, 1995.

     Assets held under capital leases at December 31, 1997 and 1996 of $696,000 and $872,000, respectively, (net of $1,043,000 and $749,000, respectively, of accumulated amortization) are comprised primarily of equipment leases. Amortization expense for capital leases is included in depreciation expense.

     Future minimum lease commitments for noncancelable leases at December 31, 1997 were as follows:

                                                       OPERATING      CAPITALIZED
                                                        LEASES          LEASES
                                                       ---------      -----------
                                                         (AMOUNTS IN THOUSANDS)
1998.................................................   $2,446           $375
1999.................................................    2,001             53
2000.................................................      996             15
2001.................................................      776             15
2002.................................................      639             11
Thereafter...........................................      579
                                                        ------           ----
Total minimum obligations............................   $7,437            469
                                                        ======
Less current obligations.............................                     375
                                                                         ----
Long-term obligations................................                    $ 94
                                                                         ====

                          MAXICARE HEALTH PLANS, INC.

NOTE 5 -- CAPITAL STOCK

     On March 9, 1992 the shareholders voted to amend MHP's current Restated Certificate of Incorporation to increase the authorized Capital Stock of the Company from 18.0 million shares to 45.0 million shares through: (i) an increase in the amount of authorized Common Stock of the Company, par value $.01, from
18.0 million shares to 40.0 million shares, and (ii) the authorization of 5.0 million shares of Preferred Stock, par value $.01, of which 2.5 million shares were designated the Series A Stock.

  Preferred Stock

     In the first quarter of 1992 MHP issued 2,400,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Stock") and redeemed certain Senior Notes issued in conjunction with the Company's joint plan of reorganization, as modified (the "Reorganization Plan").

     On February 13, 1995 the Company announced that it would redeem all of its
2.29 million outstanding shares of the Series A Stock on March 14, 1995. Holders of Series A Stock were entitled to either have their shares redeemed by the Company at $25.4625 per share (the "Redemption Price"), which represents the redemption price of $25.00 per share plus accrued and unpaid dividends of $.4625 per share, or convert their Series A Stock into 2.7548 shares of the Company's Common Stock for each share of Series A Stock converted. Holders of approximately 2.27 million shares of Series A Stock converted their shares into approximately 6.25 million shares of Common Stock. As of March 14, 1995, the remaining 21,000 shares of Series A Stock are no longer deemed to be outstanding and holders of Series A Stock certificates were entitled to receive only the Redemption Price without additional interest thereon upon surrender of the Series A Stock certificates properly endorsed to the redemption agent, American Stock Transfer & Trust Company.

  Common Stock

     The Company is authorized to issue 40.0 million shares of $.01 par value Common Stock. Under the Reorganization Plan 10.0 million shares of the Company's Common Stock were issued for the benefit of holders of allowed claims, interest and equity claims. An additional 6.6 million shares were issued upon the conversion of Series A Stock in 1994 and 1995, and .4 million shares were issued in connection with the exercise of warrants issued pursuant to the Reorganization Plan. As of December 31, 1997 approximately 17.9 million shares of the Company's Common Stock were outstanding. The Certificate of Incorporation of the Company prohibits the issuance of certain non-voting equity securities as required by the United States Bankruptcy Code.

  Shareholder Rights Plan

     On February 24, 1998, the Board of Directors of the Company (the "Board") adopted a Shareholder Rights Plan (the "Rights Plan") designed to assure that in the event of an unsolicited or hostile attempt to acquire the Company, the Board would have the opportunity to consider and implement a course of action which would best maximize shareholder value. Under the Rights Plan, each shareholder will receive a dividend of one Right for each share of the Company's outstanding Common Stock. Each Right shall entitle the holder thereof to purchase 1/500th of a share of the Company's Series B Preferred Stock (the "Series B Preferred") for $45.00 (the "Exercise Price"). Each 1/500th Series B Preferred (the "Preferred Fraction") share shall be entitled to one vote in all matters being voted on by the holders of Common Stock and shall also be entitled to a liquidation preference of $0.20.

     The Rights will initially be attached to the Company's Common Stock and will not be exercisable until a shareholder or group of shareholders acting together, without the approval of the Board, announce their intent to become a 15% or more owner in the Company's Common Stock. At that time, certificates evidencing the Rights shall be distributed to shareholders, the Rights shall detach from the Common Stock and shall become

                          MAXICARE HEALTH PLANS, INC.

exercisable. When such buyer acquires 15% or more of the Company's Common Stock, all Rights holders, except the non-approved buyer, will be entitled to acquire an amount of the Preferred Fraction at a rate equal to twice the Exercise Price divided by the then market price of the Common Stock. In addition, if the Company is acquired in a non-approved merger, after such an acquisition, all Rights holders, except the aforementioned 15% or more buyer, will be entitled to acquire stock in the surviving corporation at a 50% discount in accordance with the Rights Plan.

     The Rights shall attach to all common shares held by the Company's shareholders of record as of the close of business on March 16, 1998. Shares of Common Stock that are newly-issued after that date will also carry Rights until the Rights become detached from the Common Stock. The rights will expire on February 23, 2008. The Company may redeem the Rights for $.01 each at any time before a non-approved buyer acquires 15% or more of the Company's Common Stock. Any current holder that has previously advised the Company of owning an amount in excess of 15% of the Company's Common Stock as of the date hereof has been "grandfathered" with respect to their current position, including allowance for certain small incremental additions thereto.

  Stock Option Plans

     Pursuant to the Reorganization Plan, Mr. Peter J. Ratican, Chief Executive Officer and President, and Mr. Eugene L. Froelich, formerly Chief Financial Officer and Executive Vice President -- Finance and Administration ("Senior Management") each received stock options, which are all currently exercisable and which expire on December 5, 2000, to purchase up to 277,778 shares of Common Stock at a price of $6.54 per option share. As of January 1, 1992, the Company entered into employment agreements with Senior Management. Under the terms of these employment agreements, each member of Senior Management received a grant of stock options on February 25, 1992, to purchase up to 150,000 shares of Common Stock at a price of $8.00 per option share; both Mr. Ratican and Mr. Froelich exercised these options in February 1997.

     In December 1990, the Company approved the 1990 Stock Option Plan (the "1990 Plan"). Under the terms of the 1990 Plan, as amended, the Company may issue up to an aggregate of 1,000,000 nonqualified stock options to directors, officers and other employees. In July 1995, the Company approved the 1995 Stock Option Plan (the "1995 Plan"). Under the terms of the 1995 Plan, the Company may issue up to an aggregate of 1,000,000 nonqualified or incentive stock options to directors, officers and other employees. Under the 1990 Plan and 1995 Plan, stock options granted to date have been nonqualified stock options which expire no later than 10 years from the date of grant. Stock options granted to date under the 1990 Plan and 1995 Plan have been at an exercise price equal to 100% of the fair market value of the stock at the date of grant.

     In July 1996, the Company approved the Outside Directors 1996 Formula Stock Option Plan (the "Formula Plan"). Under the terms of the Formula Plan, the Company may issue up to an aggregate of 125,000 nonqualified stock options to directors who are not employees or officers of the Company (the "Outside Directors"). On the date the Formula Plan was adopted, each Outside Director received a grant of stock options to purchase 5,000 shares of Common Stock. Commencing January 2, 1997, and each January 2nd thereafter, each Outside Director then serving on the Board shall receive a grant of stock options to purchase 5,000 shares of Common Stock. Options granted under the Formula Plan are at an exercise price equal to 100% of the fair market value of the stock at the date of grant, vest six months from the date of grant and expire 10 years from the date of grant.

     In July 1996, the Company approved the Senior Executives 1996 Stock Option Plan (the "Senior Executives Plan"). Under the terms of the Senior Executives Plan, the Company may issue up to an aggregate of 700,000 nonqualified stock options to Mr. Ratican and Mr. Froelich (the "Senior Executives" and individually the "Senior Executive"). On the date the Senior Executives Plan was adopted, each Senior Executive received a grant of stock options to purchase 70,000 shares of Common Stock. Commencing January 1, 1997, and each January 1st thereafter through and including January 1, 2000, each Senior

                          MAXICARE HEALTH PLANS, INC.

Executive then employed by the Company shall receive a grant of stock options to purchase 70,000 shares of Common Stock. Mr. Froelich's continuing participation in the Senior Executives Plan ceased when his employment with the Company was terminated in December 1997. Options granted under the Senior Executives Plan are at an exercise price equal to 100% of the fair market value of the stock at the date of grant, vest immediately and expire 10 years from the date of grant.

     A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                       1997                         1996                         1995
                            --------------------------   --------------------------   --------------------------
                            OPTIONS   WEIGHTED-AVERAGE   OPTIONS   WEIGHTED-AVERAGE   OPTIONS   WEIGHTED-AVERAGE
                             (000)     EXERCISE PRICE     (000)     EXERCISE PRICE     (000)     EXERCISE PRICE
                            -------   ----------------   -------   ----------------   -------   ----------------
Outstanding beginning of
  year....................   2,063         $11.92         1,700         $10.56         1,716         $ 8.45
  Granted (a).............     185          22.18           543          16.09           219          25.53
  Exercised...............    (403)          8.96          (145)          9.76          (189)          8.58
  Forfeited...............     (85)         20.96           (35)         19.45           (46)         11.38
Outstanding end of year...   1,760          13.23         2,063          11.91         1,700          10.56
Exercisable end of year...   1,478          12.21         1,503           9.47         1,316           7.83

---------------
(a) The weighted-average fair value of options granted during 1997, 1996 and 1995 was $10.23, $7.47 and $11.29, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                       OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       ----------------------------------------------------    -------------------------------
                         NUMBER       WEIGHTED-AVERAGE                           NUMBER
                       OUTSTANDING       REMAINING                             EXERCISABLE
      RANGE OF         AT 12/31/97    CONTRACTUAL LIFE    WEIGHTED-AVERAGE     AT 12/31/97    WEIGHTED-AVERAGE
   EXERCISE PRICES        (000)        (# OF MONTHS)       EXERCISE PRICE         (000)        EXERCISE PRICE
---------------------  -----------    ----------------    -----------------    -----------    ----------------
$ 6.40 - $12.75             814              31                $ 7.11               814            $ 7.11
$13.25 - $19.13             521              83                 14.16               366             14.13
$21.25 - $28.38             425             103                 23.83               298             23.77
                          -----                                                   =====
$ 6.40 - $28.38           1,760              64                 13.23             1,478             12.21
                          =====                                                   =====

     The Company has elected to follow APB Opinion No. 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: volatility factors of the expected market price of the Company's common stock of .43, .43 and .41; a weighted-average expected life of the options of 5.0, 5.0 and 4.8 years; risk-free interest rate of 6.0% and dividend yield of 0%.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options,

                          MAXICARE HEALTH PLANS, INC.

and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Pro forma disclosures required by SFAS No. 123 include the effects of all stock option awards granted by the Company from January 1, 1995 through December 31, 1997. During the initial phase-in period, the effects of applying this Statement for generating pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years, for example, because options may vest over several years and additional awards generally are made each year. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows for the years ended December 31 (in thousands except for earnings per share information):

                                                 1997       1996       1995
                                               --------    -------    -------
Pro forma net income (loss)..................  $(38,047)   $17,211    $27,623
Pro forma earnings (loss) per common share:
  Basic......................................  $  (2.13)   $   .98    $  1.71
  Diluted....................................  $  (2.13)   $   .93    $  1.52

  Restricted Stock

     On February 27, 1995 the Board of Directors of the Company approved Restricted Stock Grant Agreements awarding 65,000 shares of Restricted Stock each to Mr. Ratican and Mr. Froelich (individually the "Executive"). Mr. Froelich's Restricted Stock vested upon the termination of his employment with the Company on December 11, 1997. Mr. Ratican's Restricted Stock vested on February 27, 1998 upon the expiration of the three year vesting period.

     The Company has measured the total compensation cost of the Restricted Stock awards as the excess of the quoted market price of similar but unrestricted shares of stock at the award date, subject to certain adjustments, over the purchase price, if any, of the Restricted Stock. The quoted market price of shares of the Company's Common Stock at the date of grant was $16.125, and the Restricted Stock was awarded to the Executives at no cost. The total compensation cost of the Restricted Stock grants recognized through December 31, 1997 was $1,706,000.

NOTE 6 -- NOTES RECEIVABLE FROM SHAREHOLDERS

     On February 18, 1997 the Company entered into recourse loan agreements with Peter J. Ratican and Eugene L. Froelich the Chief Executive Officer and Chief Financial Officer of the Company, respectively (collectively the "Executives" and individually the "Executive"), whereby the Company loaned to each Executive $2,229,028 in connection with the exercise of certain stock options granted to the Executives on February 25, 1992. The loans are evidenced by a secured Promissory Note which provides for interest compounding monthly at the one year London Interbank Offered Rate plus 50 basis points in effect from time to time and subject to certain adjustments in the event the Company enters into a transaction to borrow funds. The interest rate in effect as of February 18, 1997 was 6.25%. All principal and accrued interest is due at the maturity date of April 1, 2001 or upon an event of default; provided however, that if Executive shall sell any shares of the Company's Common Stock serving as security under the loan agreement, the Executive shall pay a pro rata share of the proceeds to the Company to be applied against any outstanding principal and accrued interest of such Executive as of such date. The principal and accrued interest at December 31, 1997 has been reflected as a reduction of shareholders' equity.

                          MAXICARE HEALTH PLANS, INC.

NOTE 7 -- INCOME TAXES

     The benefit for income taxes at December 31 consisted of the following:

                                                   1997     1996       1995
                                                   ----    -------    -------
                                                     (AMOUNTS IN THOUSANDS)
Current:
  Federal........................................  $(12)   $   518    $   236
  State..........................................    73        215        139
                                                   ----    -------    -------
                                                     61        733        375
                                                   ----    -------    -------
Deferred:
  Federal........................................           (3,400)    (3,400)
  State..........................................   (61)      (600)      (600)
                                                   ----    -------    -------
                                                    (61)    (4,000)    (4,000)
                                                   ----    -------    -------
Benefit for income taxes.........................  $ --    $(3,267)   $(3,625)
                                                   ====    =======    =======

     The federal and state deferred tax liabilities (assets) are comprised of the following at December 31:

                                             1997         1996        1995
                                           ---------    --------    ---------
                                                 (AMOUNTS IN THOUSANDS)
Loss carryforwards.......................  $(110,899)   $(97,444)   $(102,721)
Depreciation.............................     (1,540)     (1,371)      (1,316)
Other....................................     (3,207)     (3,075)      (2,568)
                                           ---------    --------    ---------
Gross deferred tax assets................   (115,646)   (101,890)    (106,605)
                                           ---------    --------    ---------
Deferred tax assets valuation
  allowance..............................     97,585      83,890       92,605
                                           ---------    --------    ---------
Deferred tax asset.......................  $ (18,061)   $(18,000)   $ (14,000)
                                           =========    ========    =========

     The differences between the benefit for income taxes at the federal statutory rate of 34% and that shown in the Consolidated Statements of Operations are summarized as follows for the years ended December 31:

                                                 1997       1996       1995
                                               --------    -------    -------
                                                   (AMOUNTS IN THOUSANDS)
Tax provision (benefit) at statutory rate....  $(11,928)   $ 5,494    $ 8,177
State income taxes...........................        73        215        139
Exercise of nonqualified stock options.......    (1,755)      (809)      (577)
Benefit of NOL carryforwards.................               (4,167)    (7,364)
Anticipation of future benefit of NOLs.......       (61)    (4,000)    (4,000)
Limitation on current-year tax benefit due to
  unrealized NOL carryforwards...............    13,671
                                               --------    -------    -------
Benefit for income taxes.....................  $     --    $(3,267)   $(3,625)
                                               ========    =======    =======

                          MAXICARE HEALTH PLANS, INC.

     The Company's net operating loss (NOL) carryforwards increased due to a $39 million NOL for tax purposes incurred in 1997. At December 31, 1997, the Company had NOL carryforwards for federal tax purposes expiring as follows (amounts are in millions):

              YEAR OF
             EXPIRATION                NOL
             ----------               ------
2003................................  $174.5
2004................................    94.5
2005................................     1.4
2006................................     2.6
2007................................     1.6
2112................................    39.0
                                      ------
Total NOL carryforwards.............  $313.6
                                      ======

     On December 5, 1990 (the "Effective Date") the Company emerged from protection under Chapter 11 pursuant to the Company's joint plan of reorganization, as modified (the "Reorganization Plan"). Upon the Effective Date of the Reorganization Plan, the Company experienced a "change of ownership" pursuant to applicable provisions of the Internal Revenue Code (the "IRC"). As a result of the ownership change, the Company's pre-change NOL carryforwards of approximately $325 million are subject to limitation under provisions of Section 382 of the IRC. From the Effective Date through December 31, 1995 the Company has recognized for financial statement reporting purposes an annual limitation for its NOLs of approximately $6.3 million per year. In 1996, the Company determined its annual limitation for its pre-change NOLs is $9.2 million per year or an aggregate amount of $139 million over the carryover period. The Company also determined during 1996 that $182 million of additional limitation is available for income tax return purposes under other provisions of Section 382 of the IRC. Accordingly, the Company believes approximately $321 million of the total pre-change NOLs of $325 million will be available for utilization for federal income tax return purposes over the carryover period. In the event the current limitation amount is not fully utilized, the Company is allowed to carryover such amount to subsequent years during the carryover period. From December 5, 1990 through December 31, 1997 the Company has utilized approximately $55 million of the pre-change NOLs for federal income tax return purposes and has recognized approximately $104 million of pre-change NOLs for financial statement reporting purposes. The Company is unable to quantify to what extent, if any, the Company may be able to fully utilize its remaining pre-change NOLs prior to their expiration. Should the Company experience a second "change of ownership", the limitation under Section 382 of the IRC on NOLs would be recalculated.

     SFAS No. 109 "Accounting for Income Taxes" requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be more likely than not. Management has estimated, based on the Company's recent history of operating results and its expectations for the future, that future taxable income of the Company will more likely than not be sufficient to utilize a minimum of approximately $45 million of NOLs. Accordingly, the Company has recognized an aggregate deferred tax asset of $18.1 million as of December 31, 1997 related to anticipated future utilization of NOLs.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     The Company adopted the Maxicare Health Plans, Inc. Savings Incentive Plan (the "Savings Plan") in January 1985. The Savings Plan is a defined contribution 401(k) profit sharing plan covering employees of the Company who have satisfied the eligibility requirements. The primary eligibility requirement is that an employee must have completed one year of eligible service.

     The cost of the Savings Plan is shared by the participants and the Company. Eligible employees may defer from 1% to 15% of base compensation on a before-tax basis in accordance with Section 401(k) of the

                          MAXICARE HEALTH PLANS, INC.

Internal Revenue Code. The Savings Plan calls for the Company to match up to 3% of total compensation, not to exceed the employee's contribution. The Company's contributions totaled $400,000, $350,000 and $302,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Effective January 1, 1997 the Company adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan (the "SERP") which covers key executives as selected by the Board. Benefits are based on years of service and average compensation in the last three years of employment. Compensation expense recognized in connection with the SERP was $984,000 for the year ended December 31, 1997. Of this compensation expense recognized in 1997, $700,000 related to the immediate recognition of the discounted present value of vested retirement benefits for the Company's former Chief Financial Officer and an additional former executive which was included in the $3.0 million management restructuring charge recorded in the fourth quarter of 1997 (see Note 9 -- Litigation and Management Restructuring Charges).

NOTE 9 -- LITIGATION AND MANAGEMENT RESTRUCTURING CHARGES

     On March 31, 1997 the Company received a ruling from the Commonwealth of Pennsylvania Board of Claims that Penn Health Corporation ("Penn Health"), a subsidiary of the Company, is not entitled to any recovery on its claim against the Pennsylvania Department of Public Welfare ("DPW") for in excess of $24 million plus accrued interest, in connection with the operation of a Medicaid managed care program from 1986 through 1989. Accordingly, the Company recorded in the first quarter of 1997 a $16.0 million litigation charge to fully reserve for the recorded estimate of $15.0 million due the Company from the DPW and related litigation costs. On April 24, 1997, the Company filed an appeal with the Commonwealth of Pennsylvania Commonwealth Court seeking to overturn the Board's order and to award the Company damages. DPW has filed a cross-appeal, appealing the portion of the Claims Board's order imposing liability upon the DPW for breach of contract. The Company believes the resolution of this matter and the Penn Health bankruptcy case will not adversely impact the Company's ongoing business and operations.

     In the fourth quarter of 1997 the Company recorded a $3.0 million management restructuring charge for termination expenses primarily related to the settlement of certain obligations pursuant to the employment agreement of Eugene L. Froelich, the Company's former Chief Financial Officer.

                          MAXICARE HEALTH PLANS, INC.

  Quarterly Results of Operations (Unaudited)

     The following is a tabulation of the quarterly results of operations for the years ended December 31:

                                                                THREE MONTHS ENDED,
                                                ---------------------------------------------------
                                                MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                --------    --------    ------------    -----------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Revenues......................................  $154,496    $163,070      $171,716       $174,541
Income (loss) from operations(1)..............   (11,711)      2,133       (19,790)       (13,131)
Net income (loss).............................    (9,909)      4,229       (17,988)       (11,413)
Net income (loss) per common share:
  Basic.......................................  $   (.56)   $    .24      $  (1.00)      $   (.64)
  Diluted.....................................  $   (.56)   $    .23      $  (1.00)      $   (.64)
1996
Revenues......................................  $131,766    $134,573      $140,794       $155,632
Income (loss) from operations.................  $  4,184    $   (993)     $  3,453       $  3,083
Net income(2).................................  $  5,736    $    523      $  5,025       $  8,141
Net income per common share:
  Basic.......................................  $    .33    $    .03      $    .29       $    .46
  Diluted.....................................  $    .31    $    .03      $    .27       $    .44

---------------
(1) A $16.0 million litigation charge was recorded in the first quarter of 1997 as a result of a ruling by the Commonwealth of Pennsylvania Board of Claims denying the Company recovery on its receivable of $15.0 million due the Company from the Pennsylvania Department of Public Welfare, in connection with the operation of a Medicaid managed care program from 1986 through 1989, and related litigation costs. A $20.0 million charge was recorded in the third quarter of 1997 to increase health care claims reserves for unanticipated health care costs. A $3.0 million management restructuring charge was recorded in the fourth quarter of 1997 for termination expenses primarily related to the settlement of certain obligations pursuant to the former chief financial officer's employment agreement.

(2) Includes $3.4 million of income tax benefits from the recording of a deferred tax asset in the fourth quarter of 1996.

                                                                       EXHIBIT A

                 TEXT OF BYLAWS AMENDMENTS DATED MARCH 28, 1998

     1. ARTICLE III, Section 2. NUMBER OF DIRECTORS. Article III, Section 2 shall be amended to delete the remainder of the second sentence after "Directors" on the fourth line and insert in lieu thereof:

    "or by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares entitled to vote thereon."

     2. ARTICLE IX, Section 1. AMENDMENT BY STOCKHOLDERS. Article IX, Section 1 shall be amended to delete commencing on the fifth line thereof:

        "Section 3 of Article II and Sections 1 and 2 of Article IX"

and insert in lieu thereof:

       "Sections 3 and 14 of Article II, Section 2 of Article III and Sections 1 and 2 of Article IX"

     3. The aforementioned amendments to the Bylaws set forth in Items 1 and 2 above shall terminate and no longer be of any force or effect unless they have been approved by a majority of the outstanding shares of the Corporation entitled to vote thereon on or before the adjournment of the Corporation's 1999 Annual Meeting of Stockholders. In the event the aforementioned amendments have not been approved by the stockholders and therefore terminate; the affected Bylaws shall revert back to those existing on the date hereof before such amendments, unless they have been expressly otherwise amended subsequent to the date hereof.

     4. Except as expressly set forth herein the Bylaws of the Corporation as Amended and Restated through January 28, 1994 shall remain in full force and effect.

            BYLAW PROVISIONS AS AMENDED BY MARCH 28, 1998 AMENDMENTS

     ARTICLE III, Section 2. NUMBER OF DIRECTORS. The number of directors which shall constitute the Board of Directors of the Corporation shall initially be nine (9). The number of directors may from time to time be changed, by resolution of the Board of Directors or by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares entitled to vote thereon. The directors shall, except for filling vacancies (whether resulting from an increase in the number of directors, resignations, removals or otherwise), be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor is elected and qualifies. Directors need not be stockholders.

     ARTICLE IX, Section 1. AMENDMENT BY STOCKHOLDERS. New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote of holders of a majority of the outstanding shares entitled to vote, unless, as to a particular provision, a higher vote is required by the Certificate of Incorporation or by statute; provided, however, that Sections 3 and 14 of Article II, Section 2 of
Article III and Sections 1 and 2 of Article IX of these bylaws may not be amended or repealed in any respect except by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares entitled to vote thereon ("Voting Shares"), regardless of class and voting class, and, where such action is proposed by an Interested Stockholder or by an Associate or Affiliate of an Interested Stockholder (as such capitalized terms are defined in the Certificate of Incorporation of the Corporation), the affirmative vote of the holders of a majority of all Voting Shares, regardless of class and voting together as a single class, other than shares held by the Interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Disinterested Directors (as defined in the Certificate of Incorporation of the Corporation), the affirmative vote of a majority of the Voting Shares, regardless of class and voting class, shall be required for approval of such action.
                            ------------------------

                         REJECTION/REVOCATION CONSENTS
  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MAXICARE HEALTH PLANS, INC.

      Rejection of all matters and revocation of any and all consents and proxies for consents heretofore executed with respect to the matters set forth below, as described in the accompanying Rejection/Revocation Solicitation.

       THE BOARD OF DIRECTORS RECOMMENDS "REJECTION/REVOCATION CONSENTS"

YOUR REJECTION/REVOCATION CONSENTS ARE IMPORTANT. PLEASE INDICATE YOUR SUPPORT FOR THE BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING THIS CARD TODAY IN THE ENCLOSED ENVELOPE. IF NO BOXES ARE MARKED ON THIS SIDE, THIS REJECTION/REVOCATION CONSENT REJECTS ALL MATTERS AND REVOKES ALL PRIOR CONSENTS WITH RESPECT TO ALL MATTERS. IF WITH RESPECT TO ANY INDIVIDUAL PROPOSAL NO BOX IS MARKED ON THIS SIDE, THIS REJECTION/REVOCATION OF CONSENTS REJECTS SUCH PROPOSAL AND REVOKES ALL PRIOR CONSENTS WITH RESPECT TO THAT PROPOSAL. IF YOU SIGN THIS CARD AND DO NOT WISH TO REJECT A PROPOSAL AND DO NOT WISH TO REVOKE ANY PRIOR CONSENTS WITH REGARD TO SUCH PROPOSAL, YOU MUST MARK THE "CONSENT" BOXES FOR SUCH PROPOSAL ON THIS SIDE.

 THE BOARD OF DIRECTORS RECOMMENDS A "REJECT/REVOKE CONSENT" FOR EACH PROPOSAL.

1. THE REPEAL OF BYLAWS ADOPTED SINCE FEBRUARY 1, 1998:

[ ]  REJECT/REVOKE CONSENTS            [ ]  CONSENTS FOR            [ ]  ABSTAIN

2. THE INCREASE IN THE NUMBER OF DIRECTORS TO SEVENTEEN (Including clarification to the Bylaws so that action can be taken by written consent to elect directors without advance qualification of nominees):

[ ]  REJECT/REVOKE CONSENTS            [ ]  CONSENTS FOR            [ ]  ABSTAIN

3. ELECTION OF DIRECTORS NOMINATED BY PAUL R. DUPEE, JR.: (GEORGE BIGELOW, ROBERT DAVIES, PAUL DUPEE, JR., RICHARD EDDY, ENRIQUE GITTES, PETER HOMICK, CHRISTOPHER MILLS, CLAUDIA PERKINS, LAWRENCE SOSNOW AND ALLEN THOMAS):
[ ]  REJECT/REVOKE CONSENTS            [ ]  CONSENTS FOR            [ ]  ABSTAIN

TO REJECT/REVOKE A CONSENT FOR THE ELECTION OF AN INDIVIDUAL NOMINEE, CIRCLE SUCH NOMINEE'S NAME ABOVE.

              (continued and to be signed and dated on next side)

                         (continued from reverse side)

      PLEASE SIGN, DATE AND RETURN THIS REJECTION/REVOCATION CONSENTS PROMPTLY USING THE ENCLOSED ENVELOPE. THIS REJECTION/REVOCATION CONSENTS WILL NOT BE VALID UNLESS SIGNED AND DATED.

                                            Dated                         , 1998
                                                 -------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature, if held jointly

                                            IMPORTANT: Please sign exactly as
                                            name appears herein. When shares are
                                            held by joint tenants, both should
                                            sign. When signing as attorney,
                                            executor, administrator, trustee or
                                            guardian, please give full title as
                                            such. If a corporation, please sign
                                            in full corporate name by president
                                            or other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                       A-3